UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Pennsylvania Real Estate Investment Trust

(Name of Registrant as Specified In Its Charter)

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TWENTY NINETEEN PREIT(R) PROXY STATEMENT mall /mawl/ noun a large building or series of connected buildings containing a variety of retail stores and typically also restaurants. REDEFINING THE MALL

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 30, 2019

Date:	Thursday, May 30, 2019

Time:	11:00 a.m. Eastern Time

Place:	The Bellevue 200 South Broad Street, Philadelphia, Pennsylvania 19102

Purpose of the Meeting:

(1)	To elect eight trustees nominated by the Board of Trustees and named in this Proxy Statement for a term expiring at the 2020 Annual Meeting of Shareholders;

(2)	To provide advisory approval of our executive compensation;

(3)	To ratify the selection of KPMG LLP as our independent auditor for 2019; and

(4)	To transact such other business as may properly be brought before the meeting or any adjournment thereof.

Record Date: Our Board of Trustees has fixed the close of business on April 1, 2019 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

All shareholders are cordially invited to attend the meeting.

By Order of the Board of Trustees

LISA M. MOST

Secretary

Philadelphia, Pennsylvania

April 19, 2019

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be held on May 30, 2019:

We are making this Proxy Statement, a form of proxy card, and PREIT’s Annual Report to Shareholders for the fiscal year ended December 31, 2018 available electronically via the internet at www.preit.com by clicking on “Investors,” then clicking on “News & Reports,” then clicking on “SEC Filings and Reports” and then clicking on “Proxy Statements” or “Annual Reports,” respectively. On or before April 19, 2019, we will mail to our shareholders a Notice of Internet Availability and Proxy Materials (the “Notice”), which will contain instructions on how to access this Proxy Statement and our Annual Report and how to vote. Shareholders who receive the Notice will not receive a printed copy of the proxy materials in the mail, although the Notice will contain instructions regarding requesting a printed copy of the proxy materials if you so desire. Whether or not you expect to attend the meeting in person, please follow the instructions on the Notice so that your shares may be voted at the Annual Meeting. You may vote your shares by mail, by telephone or through the internet by following the instructions set forth on the Notice. If you attend the meeting, you may revoke your proxy and vote in person.

2018 Voting Results for Advisory Approval of the Company’s Executive Compensation	22
Aspects of Compensation Program Favorable from a Corporate Governance Perspective	23
Compensation Committee Process and General Considerations	24
Compensation Consultant	24
Compensation Consultant Independence	24
Comparative Peer Groups	25
Role of Our Executive Officers in Executive Compensation	26
Compensation Objectives and Policies	26
Components of Executive Compensation	27
Base Salary	27
Cash Incentive Compensation	27
Corporate Performance Factors	27
2018 Annual Incentive Opportunity Awards	27
Corporate Performance Factors and 2018 Performance	28
Long Term Incentive Awards	31
Restricted Share Units (“RSUs”)	31
Restricted Shares	32
Share Ownership and Retention Guidelines	32
Recoupment Policy	32
Anti-Hedging and Anti-Pledging Policy	33
Severance Payments	33
Share Trading Restrictions	33
Non-Qualified Retirement Plans	34
Deferred Compensation	34
No Perquisites	34
Benefits Generally Available to Employees	34
Accounting and Tax Considerations	34
Compensation Committee Report	35

2018 EXECUTIVE COMPENSATION	36
2018 Summary Compensation Table	36
Employment Agreements	37
Joseph F. Coradino	37
Robert F. McCadden	38
Mario C. Ventresca, Jr.	38
Joseph J. Aristone	38
Andrew M. Ioannou	38
Named Executive Officers Generally	38
2018 Grants of Plan-Based Awards	39
Performance-Based Programs	40
Restricted Share Unit (“RSU”) Programs	40
Outstanding Equity Awards at 2018 Fiscal Year End	41
2018 Option Exercises and Stock Vested	42
Pension Benefits	42
2018 Nonqualified Deferred Compensation	42
Potential Payments Upon Termination or Change of Control	43
Termination by Us Without Cause, Termination by a Senior Executive for Good Reason or Our Election Not to Renew the Employment Agreement Not Associated with a Change in Control	43
Termination by Us for Cause	44
Death or Disability	44
Voluntary Termination	45

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VOTING INFORMATION

The Annual Meeting of Shareholders of Pennsylvania Real Estate Investment Trust (“PREIT” or the “Company”) will be held on Thursday, May 30, 2019 at 11:00 a.m. Eastern Time at The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102 (the “Annual Meeting”). This Proxy Statement is being mailed or made available on or about April 19, 2019 to each holder of PREIT’s issued and outstanding common shares of beneficial interest entitled to vote at the meeting in order to furnish information relating to the business to be transacted at the meeting. We are mailing or making available our Annual Report to Shareholders for the fiscal year ended December 31, 2018 together with this Proxy Statement. The Annual Report is being provided for informational purposes and not as a means of soliciting your proxy.

Shareholders Entitled to Vote

We have fixed the close of business on April 1, 2019 as the record date for the Annual Meeting (the “Record Date”). All holders of record of PREIT’s common shares of beneficial interest as of the Record Date are entitled to notice of and are entitled to vote at the Annual Meeting and any adjournment or postponement thereof. On the Record Date, 77,383,079 common shares of beneficial interest were outstanding. Shareholders of record on the Record Date may vote by (i) internet by visiting the website specified in the Notice of Internet Availability and Proxy Materials (the “Notice”), (ii) telephone using the instructions provided in the Notice, or (iii) marking, executing and returning the proxy card (located at the website specified in the Notice), in accordance with the instructions thereon. Shareholders who hold their shares in “street name” through a bank, broker or other holder of record (a “nominee”) must vote their shares in the manner prescribed by their nominee.

Your Participation in Voting the Shares You Own Is Important

Voting your shares is important to ensure that you have a say in the governance of PREIT and to fulfill the objectives of the majority voting standard that we apply in the election of trustees. If you are receiving this Proxy Statement from a broker, bank or other financial institution, please review the proxy materials and follow the instructions on the voting instruction form to communicate your voting instructions to your broker, bank or other financial institution. We encourage you to exercise your rights and fully participate as a shareholder of PREIT.

How to Vote

We hope you will attend the Annual Meeting. Whether or not you expect to attend the meeting in person, please vote your shares by mail, by telephone or through the internet by following the instructions set forth in the Notice, so that your shares will be represented. If you receive more than one Notice because you have multiple accounts, you should submit your voting instructions with respect to each account by mail, telephone or through the internet, so that all of your shares will be voted at the Annual Meeting.

Shares Held through a Broker, Bank or Other Financial Institution

If you hold your shares through a broker, bank or other financial institution, there is a New York Stock Exchange rule that determines the manner in which your vote will be handled at the Annual Meeting. Your broker, bank or other financial institution is not permitted to vote on your behalf on the election of trustees or the proposal related to our executive compensation (i.e., Proposals One and Two described in this Proxy Statement) unless you provide specific instructions by completing and returning the voting instruction form or by following the voting instructions provided to you to vote your shares via telephone or the internet. For your vote with respect to those proposals to be counted, you need to communicate your voting instructions to your broker, bank or other financial institution before the date of the Annual Meeting, and before any earlier date specified in the voting instructions provided by your broker, bank or other financial institution.

Voting Standards Generally

On each matter subject to a vote at the Annual Meeting and any adjournment or postponement of the meeting, each holder of common shares will be entitled to one vote per share. With respect to the election of trustees (Proposal One), assuming a quorum is present, and subject to the majority voting provisions of our corporate governance guidelines, which are described in this Proxy Statement, the eight nominees receiving the highest number of votes cast at the

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meeting will be elected as trustees. With respect to the advisory approval of our executive compensation as described in the “Compensation Discussion and Analysis” section of this Proxy Statement and the accompanying tabular and narrative disclosure (Proposal Two), and the vote on ratification of the selection of KPMG LLP as our independent auditor for 2019 (Proposal Three), assuming a quorum is present, in each case the proposal will be approved if a majority of the shares present in person or by proxy and being cast as a vote on the proposal are voted “FOR” the proposal. Proposal Two is non-binding. If you mark your proxy as “Withhold” or “Abstain” on any matter, or if you give specific instructions that no vote be cast on any specific matter, the shares represented by your proxy will not be voted on that matter, but will count toward the establishment of a quorum. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on those proposals (so called “broker non-votes”) are also considered in determining whether a quorum is present, but will not affect the outcome of any vote.

Voting by Proxy; Revocation of Proxies

You may vote your shares to be voted at the Annual Meeting in person or by proxy. All valid proxies received before the Annual Meeting will be voted according to their terms. If you complete your proxy properly, whether by completing and returning a proxy card or by submitting your instructions by telephone or through the internet, but do not provide instructions as to how to vote your shares, your proxy will be voted “FOR” the election of all trustees nominated by our Board of Trustees, “FOR” advisory approval of our executive compensation as described in the “Compensation Discussion and Analysis” section of this Proxy Statement and the accompanying tabular and narrative disclosure, and “FOR” the ratification of KPMG LLP as our independent auditor for 2019. If any other business is properly brought before the Annual Meeting, proxies will be voted in accordance with the judgment of the persons voting the proxies. After providing your proxy, you may revoke it at any time before it is voted at the Annual Meeting by filing an instrument revoking it with our Secretary or by submitting a duly executed proxy bearing a later date. You also may revoke your proxy by attending the Annual Meeting and giving notice of revocation. Attendance at the Annual Meeting, by itself, will not constitute revocation of a proxy.

Delivery of Documents to Shareholders Sharing an Address

Some banks, brokers and other nominee record holders might be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement and Annual Report might have been sent to multiple shareholders in your household, if you have elected to receive paper copies. We will promptly deliver a separate copy of either document to you if you request one by writing or calling us as follows: Investor Relations, Pennsylvania Real Estate Investment Trust, The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102; Telephone: 215-875-0735. If you want to receive separate copies of the Annual Report and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household in the future, you should contact your bank, broker or other nominee record holder.

Solicitation of Proxies

We will bear the cost of preparing and soliciting proxies, including the reasonable charges and expenses of brokerage firms or other nominees for forwarding proxy materials to shareholders. In addition to solicitation by mail, certain trustees, officers and employees of PREIT and its subsidiaries may solicit proxies personally or by telephone or other electronic means without extra compensation, with the exception of reimbursement for actual expenses incurred in connection with the solicitation. The enclosed proxy being solicited in connection with this Proxy Statement is being solicited by and on behalf of our Board of Trustees.

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PROPOSAL ONE—Election of Trustees

Trustee Nomination Process

PREIT’s trust agreement provides that nominations for election to the office of trustee at any annual meeting of shareholders are made by the Board of Trustees, or by a shareholder if such shareholder provides a notice in writing delivered to our Secretary not less than 90 nor more than 120 days before the anniversary date of the prior year’s meeting, and for an election at an annual meeting that is not within 30 days of such anniversary date, or for a special meeting called for the election of trustees, not later than 10 days following the date on which notice of the date of the meeting is mailed or disclosed publicly, whichever comes first. The notice must be signed by the holders of at least two percent of the common shares outstanding on the date of the notice. Shareholders making nominations of trustee candidates must provide in the notice, among other things, (a) information regarding share ownership and any hedging or other transaction to hedge the economic risk or to increase or decrease the voting power of such shareholder, (b) a description of all agreements or understandings between any such shareholder and each nominee and any other person, pursuant to which any such shareholder has a right to vote any shares, or pursuant to which the nominee or shareholder may be entitled to compensation, reimbursement of expenses or indemnification by reason of such nomination or service as a trustee, including all such information that would be required to be disclosed under federal securities regulations if the nominee were nominated by the Board of Trustees, and (c) such other information regarding each nominee as would be required in a proxy statement had the nominee been nominated by the Board of Trustees. The complete text of these requirements is provided in Section 11.J of PREIT’s trust agreement, which is available on our website at www.preit.com and on the SEC’s website at www.sec.gov, and a copy of which may be obtained by written request to our Secretary at our principal executive office. Nominations not made in accordance with the trust agreement procedures will not be considered, unless the number of persons properly nominated is fewer than the number of persons to be elected to the office of trustee at the Annual Meeting. In this latter event, nominations for the trustee positions that would not otherwise be filled may be made at the Annual Meeting by any person entitled to vote in the election of trustees.

Nominees for Trustee

PREIT’s Board of Trustees has nominated George J. Alburger, Jr., Joseph F. Coradino, Michael J. DeMarco, JoAnne A. Epps, Leonard I. Korman, Mark E. Pasquerilla, Charles P. Pizzi and John J. Roberts for election at the Annual Meeting as trustees to serve until the Annual Meeting to be held in the spring of 2020 and until their respective successors have been duly elected and have qualified. Each of the nominees is currently serving as a trustee whose term expires at the Annual Meeting. If any of the foregoing nominees becomes unable to or declines to serve, the persons named in the accompanying proxy have discretionary authority to vote for a substitute or substitutes, unless the Board of Trustees reduces the number of trustees to be elected. The address for each nominee for the office of trustee is c/o PREIT, The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102.

In selecting nominees for election to the Board of Trustees, the members of the Nominating and Governance Committee and the Board of Trustees consider a number of factors that they deem relevant to service on the Board, including (1) core competencies and willingness to participate actively in the work of the Board of Trustees and, in the case of non-management nominees, in the standing Committees of the Board of Trustees, (2) personal integrity and ethics, (3) experience and maturity of judgment, (4) potential contributions to the collective knowledge, experience and capabilities of the Board of Trustees, (5) diversity of personal and professional backgrounds, and (6) the ability to work constructively and effectively with other members of the Board of Trustees.

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The chart below highlights several categories of skills and areas of expertise of our trustees. Generally, the Nominating and Governance Committee and the Board of Trustees consider it important that nominees have competencies in one or more of these areas. Each nominee brings his or her particular set of personal experiences and competencies to the Board of Trustees, which, taken as a whole, enable the Board of Trustees to provide effective leadership to the Company in order to achieve our strategic objectives and deliver returns to our shareholders.

The Nominating and Governance Committee and the Board of Trustees also consider it important that the Board of Trustees is comprised of individuals with varying lengths of tenure with the Company. This helps to ensure that the Board of Trustees strikes an appropriate balance of those with extensive experience with the Company and those who can bring new, fresh ideas to the Company, increasing shareholder value.

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▶  Nominees for the Office of Trustee

GEORGE J. ALBURGER, JR. Age: 71 Trustee since: 2017

Background

Mr. Alburger, 71, served as the Chief Financial Officer and Treasurer of Liberty Property Trust from 1995 to 2016. He was previously an Executive Vice President of Liberty Property Trust from 2000 to 2016. Departing as Executive Vice President, Mr. Alburger worked for EBL&S Property Management, Inc. from 1982 to 1995, an owner and manager of approximately 200 shopping centers aggregating 30 million square feet of retail space. He was employed by Price Waterhouse, LLP from 1968 to 1982, finishing his career there as a Senior Manager. Mr. Alburger serves on the board of Americold Realty Trust, an international owner and operator of temperature-controlled warehouses.

Qualifications and Experience Relevant To Us

By virtue of his service as a senior executive of a real estate investment trust, Mr. Alburger has extensive experience in substantially all aspects of real estate investment, development and ownership, including aspects of real estate finance, operations and management, as well as experience with real estate mergers and acquisitions. That experience, coupled with his experience at a global accounting firm, provides Mr. Alburger with an exceptionally high level of accounting and audit expertise that he brings to the Board, allowing him to interact effectively with the accounting and finance managers of PREIT and with PREIT’s independent auditors. Mr. Alburger also adds additional depth to the Board’s competencies in the areas of organizational development and strategic planning, as well as substantial experience regarding public companies and corporate governance.

JOSEPH F. CORADINO Age: 67 Trustee since: 2006

Background

Mr. Coradino, 67, has served as the Chief Executive Officer of PREIT since 2012 and Chairman of PREIT since 2017. From 2001 to 2012, he was the President of PREIT Services, LLC and PREIT-RUBIN, Inc., and the Executive Vice President-Retail of PREIT. Prior to and in conjunction with that service, Mr. Coradino was the Executive Vice President-Retail Division and Treasurer of PREIT-RUBIN, Inc. from 1998 to 2004. From 1997 to 1998, he served as the Senior Vice President-Retail Division and Treasurer, PREIT-RUBIN, Inc. Mr. Coradino is a current trustee of Temple University and a trustee of the International Council of Shopping Centers (ICSC), and he previously served as a director of A.C. Moore Arts & Crafts, Inc. from 2006 to 2011. The employment agreement between PREIT and Mr. Coradino provides that, during the term of his employment agreement, the Board of Trustees shall nominate him as a candidate for election to the Board of Trustees at each annual meeting at which his term as a trustee is scheduled to expire.

Qualifications and Experience Relevant To Us

Mr. Coradino has been engaged in real estate development, management and leasing for substantially all of his professional life and currently serves as PREIT’s Chief Executive Officer. Prior to becoming the Chief Executive Officer, Mr. Coradino served for a number of years as the senior officer for PREIT’s retail operations and as the principal officer in charge of redevelopment projects. Prior to joining PREIT as a senior executive in 1997, Mr. Coradino was an executive of The Rubin Organization, which was acquired by PREIT in 1997. Mr. Coradino brings to the Board an extensive knowledge of the properties and leasing program of PREIT and of trends and developments in the retail industry that are of vital significance to PREIT.

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MICHAEL J. DEMARCO Age: 59 Trustee since: 2015

Background

Mr. DeMarco, 59, has been the Chief Executive Officer of Mack-Cali Realty Corporation since 2015. Previously, he was the Chief Investment Officer of Cantor Commercial Real Estate Company, L.P. from 2013 to 2015 and an Executive Vice President of Vornado Realty Trust from 2010 to 2013. Mr. DeMarco served as a Managing Director at Fortress Investment Group from 2007 to 2010 and a Managing Director at Lehman Brothers from 1998 to 2007. Mr. DeMarco also held senior positions at Credit Suisse First Boston and Arthur Andersen LLP. Mr. DeMarco was initially nominated to the Board in 2015 in connection with an agreement between PREIT and certain shareholders, including Land & Buildings Investment Management LLC and Land & Buildings Capital Growth Fund, L.P. Mr. DeMarco was independent of both PREIT and such investors, and the Company was not obligated under the agreement to nominate him for the Board after the 2015 Annual Meeting.

Qualifications and Experience Relevant To Us

From his career in real estate investment banking and commercial finance, Mr. DeMarco has extensive experience in all aspects of real estate finance and operations and real estate mergers and acquisitions, and possesses a very deep knowledge and understanding of real estate capital markets, such as the CMBS market, as well transactions and valuations. Mr. DeMarco’s substantial experience enables him to offer valuable insights into the financial environment in which the Company is operating. Further, Mr. DeMarco has extensive management experience, including his current position as the Chief Executive Officer of a real estate business.

JOANNE A. EPPS Age: 67 Trustee since: 2018

Background

Ms. Epps, 67, is Executive Vice President and Provost of Temple University, a position she has held since 2016. Ms. Epps was previously the Dean of the Temple University Beasley School of Law from 2008 to 2016, and is a member and former President of the Board of Directors of the Defenders Association of Philadelphia, and one of five members of Philadelphia’s Board of Ethics. She is a member of the Board of Directors of the ABA Retirement Funds and a member of the Committee of Seventy and the Pennsylvania Women’s Forum. Previously, Ms. Epps was a member of the Board of Directors of the National Association of Women Lawyer’s Foundation, where she chaired the review of Board governance protocols, and she was a member of the Trinity College Board of Trustees, where she served on the Finance and Audit Committee.

Qualifications and Experience Relevant To Us

Ms. Epps has a diverse combination of legal, business, operational, and community and governmental knowledge. Ms. Epps brings to the board her many skills, including in the areas of corporate governance, finance and management, organizational development and strategic planning.

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LEONARD I. KORMAN Age: 83 Trustee since: 1996

Background

Mr. Korman, 83, is Chairman and Chief Executive Officer of Korman Commercial Properties, Inc. (real estate development and management). He is a partner of The Korman Company and trustee of Thomas Jefferson University Hospitals, and a former director of CoreStates Bank, N.A. Mr. Korman served on the Regional Advisory Board of First Union National Bank, and the boards of Albert Einstein Healthcare Network, Albert Einstein Healthcare Network Board of Overseers, The Pennsylvania Academy of Fine Arts, and the Jewish Federation of Greater Philadelphia.

Qualifications and Experience Relevant To Us

Mr. Korman has been engaged in the acquisition, disposition, financing and management of residential and commercial real estate (including shopping centers) as an owner and senior executive for his entire adult life. In addition, he has served as a director of a large regional bank and on the boards of major community organizations. From this experience, Mr. Korman brings to the Board of Trustees an extensive knowledge of substantially all aspects of real estate investment, development and ownership, as well as valuable capabilities in strategic planning and finance.

MARK E. PASQUERILLA Age: 59 Trustee since: 2003

Background

Mr. Pasquerilla, 59, is an officer and director of Pasquerilla Enterprises, LP and its subsidiaries (ownership and management of hospitality properties), a position he has held since 2006 (Chief Executive Officer since 2013, President from 2006 to 2013). From 1992 to 2006, he served as an officer and director of Crown Holding Company and its subsidiaries (Chief Executive Officer and Chairman from 1999 to 2006 and President from 1992 to 2006). In addition, Mr. Pasquerilla served as the Chairman of the Board of Trustees, President and Chief Executive Officer of Crown American Realty Trust from 1999 to 2003, Vice Chairman of Crown American Realty Trust from 1998 to 1999, and Trustee of Crown American Realty Trust from 1993 to 2003. He has been a Director of AmeriServ Financial, Inc., AmeriServ Financial Bank and AmeriServ Life Insurance Company since 1997. Mr. Pasquerilla is a board member of Concurrent Technologies Corporation, a charitable organization, a position he has held since 1990. In addition, he is current a board member of the Community Foundation for the Alleghenies, a charitable organization, which he has served since 1991. Mr. Pasquerilla has been an advisory board member of the University of Pittsburgh at Johnstown since 1988, is a current board member of Johnstown (Pennsylvania) Area Heritage Association, and President of the Greater Johnstown Regional Partnership, and he served as Trustee of the International Council of Shopping Centers from 2002 to 2005.

Qualifications and Experience Relevant To Us

As the Chairman and Chief Executive Officer of Crown American Realty Trust at the time of its merger into PREIT in 2003, Mr. Pasquerilla brings to the Board a broad understanding of the retail real estate industry. In accordance with the merger agreement between PREIT and Crown American Realty Trust in 2003, PREIT expanded the size of its Board of Trustees and elected Mr. Pasquerilla, who was a member of Crown’s board at the time of the merger, to fill a vacancy created by the expansion. Mr. Pasquerilla’s competencies are derived from his business experience and community service activities, and include a knowledge of real estate acquisitions, finance and management, private and public capital markets, organizational development and strategic planning.

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CHARLES P. PIZZI Age: 68 Trustee since: 2013

Background

Mr. Pizzi, 68, is the former President and Chief Executive Officer and director of Tasty Baking Company, a position he held from 2002 until the company’s sale in 2011. He is Chairman of the Board of Independence Health Group and a Director of Brandywine Realty Trust (office real estate development and management), Franklin Square Energy & Power Fund, Franklin Square Global Credit Opportunities Fund and WHYY, Inc. (Philadelphia-based public broadcaster). From 2006 to 2011, Mr. Pizzi was a director of the Federal Reserve Bank of Philadelphia, including service as Chairman from 2010 to 2011. In addition, he was a director of the Philadelphia Stock Exchange from 1997 until its acquisition by NASDAQ in 2008 and was the President and Chief Executive Officer of the Greater Philadelphia Chamber of Commerce from 1989 to 2002. In addition to the directorships noted above, Mr. Pizzi serves as a director of a variety of civic, educational, charitable and other boards, including the boards of Drexel University, Philadelphia Beltline Railroad, and the Board of Advisors of PNC Philadelphia.

Qualifications and Experience Relevant To Us

Mr. Pizzi’s career is unusually extensive and varied, including nine years as president and chief executive officer of a public company, service as a director of companies engaged in real estate, health insurance, construction, engineering, investment and security operations, and a broad range of civic and community leadership and service. By reason of his experience, Mr. Pizzi brings to the Board a diverse combination of business, operational, public company, community and governmental knowledge and skills.

JOHN J. ROBERTS Age: 74 Trustee since: 2003

Background

Mr. Roberts, 74, is the Former Global Managing Partner and member of the Leadership Team, PricewaterhouseCoopers LLP, completing a 35-year career with the firm in 2002. He is a director at Armstrong World Industries, Inc., Safeguard Scientifics, Inc. and Vonage Holdings Corp. Mr. Roberts is a member of the American Institute of CPAs and is a former director of SICOR, Inc., Philadelphia First Corporation, Greater Philadelphia Chamber of Commerce, Urban Affairs Partnership, and the University City Science Center. In addition, Mr. Roberts is a former member of the advisory boards of the Kellogg School of Northwestern University and the University of Southern California School of Accounting, and is a former trustee of Drexel University.

Qualifications and Experience Relevant To Us

By reason of his over 35-year career in public accounting, which included service as a senior executive with a global accounting firm, and his service on the boards and audit committees of other public companies, Mr. Roberts brings an exceptionally high level of accounting and audit expertise to the Board and the Audit Committee. His experience has enabled Mr. Roberts to interact knowledgeably and effectively with PREIT’s independent auditors and with the accounting and finance managers of PREIT. In addition, his experience as an accounting executive and as a board member of businesses in diverse industries and nonprofit organizations has given Mr. Roberts additional capabilities, including strategic planning and corporate governance.

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Majority Voting Standard for Trustee Elections and Board Procedures

With respect to the election of trustees, assuming a quorum is present, and subject to the majority voting provisions of our corporate governance guidelines described below, the eight nominees receiving the highest number of votes cast at the Annual Meeting will be elected trustees. If you mark your proxy as “Withhold” in the election of any of the trustees, or if you give specific instructions that no vote be cast in the election of any of the trustees, the shares represented by your proxy will not be voted in the election of such trustee(s), but will count toward the establishment of a quorum.

Pursuant to PREIT’s corporate governance guidelines, if any nominee for trustee receives a greater number of “Withhold” responses regarding his or her election than votes “FOR” his or her election, that nominee will be required to promptly tender his or her resignation to the Nominating and Governance Committee of the Board of Trustees following certification of the shareholder vote. The Nominating and Governance Committee of the Board of Trustees will consider the resignation offer and recommend to the Board of Trustees whether or not to accept it. The Board of Trustees (excluding such nominee) will act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the shareholder vote. Thereafter, the Board of Trustees will promptly disclose its decision as to whether to accept the trustee’s resignation offer (and, if applicable, the reasons for rejecting the resignation offer) in a press release to be disseminated in the manner that PREIT’s press releases typically are distributed or by other means of public disclosure.

Any trustee tendering his or her resignation pursuant to the procedures described above will not participate in the Nominating and Governance Committee recommendation or any other action of the Board of Trustees regarding whether to accept the resignation offer. If each member of the Nominating and Governance Committee were to receive a majority of votes marked “Withhold” in the same election, then the independent members of our Board of Trustees who did not receive a majority of votes marked “Withhold” would appoint a committee among themselves (which may consist of some or all of them) to consider the resignations and recommend to the Board of Trustees whether to accept them.

Board Recommendation

Our Board of Trustees recommends that shareholders vote FOR the election of each of the individuals named in this Proxy Statement and nominated for election as trustees by our Board of Trustees.

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Corporate Governance and Board Matters

Leadership Structure

In June 2012, Joseph F. Coradino became Chief Executive Officer of PREIT and in February 2017 he became Chairman of PREIT, succeeding Ronald Rubin, who was a trustee until his decision not to stand for re-election at the 2018 Annual Meeting of Shareholders. Mr. Coradino had been a senior officer of PREIT since he joined the Company in 1997 and has been a Trustee of the Company since 2006.

The Board of Trustees has also appointed Charles P. Pizzi to a third one-year term as Lead Independent Trustee that will commence at the Annual Meeting and extend to the 2020 Annual Meeting of Shareholders of the Company. The scope of Mr. Pizzi’s responsibilities in this role includes board operations, Chief Executive Officer evaluation and succession, Board of Trustees evaluation and recruitment, and, as appropriate, shareholder relations.

The Board believes that this structure, including a Lead Independent Trustee, is appropriate and effective for PREIT because it provides (i) a separate conduit through the Lead Independent Trustee between the independent trustees and the Chief Executive Officer and other executive officers of PREIT, as appropriate, (ii) a mechanism for oversight by the independent trustees, and (iii) a means of enhancing conditions for engagement by the Board in PREIT’s decision-making processes. The Board currently includes seven non-employee trustees who, by virtue of their collective leadership experience and their positions on the various committees of the Board discussed below, provide significant independent leadership and direction that complements the leadership provided by the Lead Independent Trustee and Mr. Coradino.

Role in Risk Oversight

The full Board is responsible for, and is actively involved in, identifying and overseeing the management of the risks that PREIT faces. The Board retains direct decision-making authority regarding the most significant of these risks, and exercises its oversight of management with respect to other risks. With respect to the exercise of direct decision making, the Board generally manages these risks through the allocation of specific duties and responsibilities to its committees and the interaction of those committees, in performing the duties and responsibilities allocated to them, with various outside consultants, including our independent auditor and our compensation consultant. The Board typically performs its oversight function through review of reports from the Chairs of these committees, as well as through regular discussions and reports from management regarding significant or developing risks. Among other relevant information, the Board receives a report annually from management describing management’s methodology for identifying, assessing, mitigating, monitoring and disclosing operational and other risks. In addition, the Board discusses with management, at least quarterly, any changes to the key risk factors identified in the annual report. This annual assessment and the related ongoing discussions are designed to (i) keep the Company’s risk profile current, (ii) provide ongoing assessment of risks and improvement to our risk management capabilities, (iii) make sure that the Board and executive management are in alignment with respect to the Company’s appetite for risk, (iv) ensure that the Company’s risk culture encourages the right type of behaviors, and (v) integrate risk management with the appropriate management processes. The Board believes that the leadership structure discussed above, which places significant authority in the hands of its independent trustees while involving the Chief Executive Officer in Board decision-making, enhances its ability to identify and oversee the risks that PREIT faces.

Committees of the Board

PREIT has a standing Executive Compensation and Human Resources Committee (the “Compensation Committee”), a standing Audit Committee, a standing Nominating and Governance Committee and, under PREIT’s Related Party Transactions Policy, a standing Special Committee. PREIT’s by-laws authorize the establishment of a standing Executive Committee to consist of three members. PREIT’s Board of Trustees has not appointed any members to the Executive Committee. If duly constituted, the Executive Committee would be authorized to exercise all of the powers and authority of the Board of Trustees between meetings of the Board of Trustees, except for matters that are expressly reserved by PREIT’s by-laws to the full Board of Trustees or to another committee of the Board of Trustees.

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Executive Compensation and Human Resources Committee

The Compensation Committee is comprised of Michael J. DeMarco, Chair, Leonard I. Korman, and Charles P. Pizzi. The principal duties of the Compensation Committee are to set the annual, long term and incentive compensation of PREIT’s executive officers in light of existing agreements and consistent with compensation objectives and policies established by the Compensation Committee, to make recommendations to PREIT’s Board of Trustees regarding equity-based plans, and to administer these plans. The Compensation Committee does not have the authority to delegate any portion of its responsibilities over the compensation of PREIT’s executive officers to others, although it is assisted by, and consults with, management and independent advisors.

The Compensation Committee met eight times during 2018. Meeting agendas are set by the Chair. The Compensation Committee considers the recommendations of PREIT’s Chief Executive Officer in establishing compensation for the named executive officers other than the Chief Executive Officer, and invited the Chief Executive Officer to participate in compensation deliberations by the Compensation Committee concerning PREIT’s named executive officers other than the Chief Executive Officer.

The Compensation Committee has the exclusive authority to retain and terminate the services of executive compensation consultants to assist in the evaluation of executive officer compensation. The Compensation Committee evaluates the conflicts of interest of any consultant retained or to be retained consistent with its charter and applicable law. Since October 2010, the Compensation Committee has annually engaged Pay Governance, LLC to serve as the consultant to the Compensation Committee. The compensation consultant periodically advises the Compensation Committee on developing compensation trends and programs among REITs and other public companies. The compensation consultant also presents, from time to time, at the Compensation Committee’s direction, compensation data from several sources, including a proprietary survey of executive compensation among REITs prepared for the National Association of Real Estate Investment Trusts (“NAREIT”) and from the proxy statements of selected REITs.

The Compensation Committee’s process for setting executive compensation is described under “Compensation—Compensation Discussion and Analysis.”

Audit Committee

The Audit Committee, which is comprised of John J. Roberts, Chair, George J. Alburger, and Mark E. Pasquerilla, met seven times during 2018. The principal duties of the Audit Committee are to oversee PREIT’s accounting and financial reporting processes and the audit of PREIT’s financial statements, to select and retain independent auditors, to review with management and the independent auditors PREIT’s annual financial statements and related notes, to review PREIT’s internal audit activities, to review with the independent auditors the planned scope and results of the annual audit and their reports and recommendations, and to review with the independent auditors matters relating to PREIT’s system of internal controls.

PREIT’s audit committee charter provides that no member of the Audit Committee may serve on the audit committee of more than two public companies other than PREIT unless the Board of Trustees determines that such service would not impair the member’s ability to effectively serve on PREIT’s Audit Committee. John J. Roberts presently serves on the audit committees of three public companies other than PREIT. The Board of Trustees has considered Mr. Roberts’ service on these other audit committees and has determined that Mr. Roberts’ service on the other audit committees will not impair his ability to effectively serve in his role on PREIT’s Audit Committee.

Nominating and Governance Committee

The Nominating and Governance Committee, which is comprised of Charles P. Pizzi, Chair, JoAnne A. Epps, Mark E. Pasquerilla, and John J. Roberts, met five times during 2018. The principal duties of the Nominating and Governance Committee are to identify individuals qualified to become trustees of PREIT, recommend trustee nominees and trustee committee appointments to the Board of Trustees, review annually the compensation paid to non-employee trustees, develop and recommend a set of governance principles applicable to PREIT, annually review PREIT’s Chief Executive Officer succession planning and oversee the evaluation of the performance of PREIT’s Board of Trustees and management with respect to matters other than compensation.

The Nominating and Governance Committee and the full Board recognize that diversity is valuable to a well-functioning board, and the Nominating and Governance Committee chooses candidates for the office of trustee

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without regard to age, sex, race, religion, national origin or sexual orientation. In selecting candidates for the position of trustee, the Nominating and Governance Committee aspires to increase Board diversity as an essential element in supporting the attainment of PREIT’s strategic objectives, and considers diversity in a broad sense, including differences of perspectives, experiences, expertise, skills and background. Its charter specifies the following minimum qualifications, qualities and skills that a committee-recommended nominee must possess: the highest character and integrity; sufficient experience to enable a meaningful contribution to PREIT and its Board of Trustees; and sufficient time available to devote to PREIT’s affairs and to carry out the responsibilities of a trustee. The Nominating and Governance Committee does not solicit recommendations from shareholders regarding trustee nominee candidates, but will consider any such recommendation received in writing and accompanied by sufficient information to enable the Nominating and Governance Committee to assess the candidate’s qualifications, along with confirmation of the candidate’s consent to serve as a trustee if elected. Such recommendations should be sent care of Lisa M. Most, General Counsel, Chief Compliance Officer and Secretary, Pennsylvania Real Estate Investment Trust, The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102. Any recommendation received from shareholders after January 1 of any year will not be considered until the following year. In addition to considering candidates recommended by shareholders, the Nominating and Governance Committee considers potential candidates recommended by PREIT’s current trustees and officers and is authorized to utilize independent search firms to assist in identifying candidates. The process for screening candidates is the same regardless of the source of the recommendation, but only shareholder recommendations are subject to the January 1 deadline for submission for consideration in any given year. In each case, the Nominating and Governance Committee determines whether a recommended candidate meets PREIT’s minimum qualifications and possesses the qualities and skills for trustees, and whether requesting additional information or an interview is appropriate.

Special Committee Regarding PREIT’s Related Party Transactions Policy

The Special Committee relating to PREIT’s Related Party Transactions Policy (the “Special Committee”) is comprised of John J. Roberts, Chair, Michael J. DeMarco, and Leonard I. Korman. This committee met once during 2018. The principal duties of the Special Committee are to administer PREIT’s Related Party Transactions Policy by reviewing those transactions that PREIT’s General Counsel determines to be subject to the policy. See “Other Matters—Related Party Transactions Policy.”

Meetings of Independent Trustees

In addition to PREIT’s Board and committee meetings, the independent members of PREIT’s Board of Trustees meet separately at regularly scheduled meetings. The Lead Independent Trustee presides at these meetings.

Communicating with the Board of Trustees

Any interested party wishing to communicate with PREIT’s Board of Trustees, the independent trustees or any individual PREIT trustee on a confidential basis may do so in writing addressed, as applicable, to the Board of Trustees, the independent trustees or the individual trustee and sent care of Lisa M. Most, General Counsel, Chief Compliance Officer and Secretary, Pennsylvania Real Estate Investment Trust, The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102. PREIT’s General Counsel will review any such communication and will deliver such communications to the addressee.

Meetings of the Board of Trustees

The Board of Trustees met eight times during 2018. All of the trustees serving as trustees in 2018 attended at least 75% of Board and applicable committee meetings in 2018. The Board of Trustees’ policy is that trustees are expected to attend PREIT’s Annual Meeting of Shareholders. Last year, all of the trustees attended the Annual Meeting.

Corporate Governance Guidelines and Codes of Conduct

PREIT’s corporate governance guidelines, code of business conduct and ethics for non-employee trustees, code of business conduct and ethics for officers and employees (which includes the code of ethics applicable to our chief executive officer, principal financial officer and principal accounting officer), related party transactions policy and the governing charters for the Audit, Nominating and Governance and Compensation Committees of PREIT’s Board of

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Trustees are available free of charge on PREIT’s website at www.preit.com, as well as in print to any shareholder upon request. PREIT’s Board of Trustees and Nominating and Governance Committee regularly review corporate governance developments and modify these guidelines, codes and charters as warranted. Any modifications or waivers are reflected on PREIT’s website as soon as practicable.

Corporate Responsibility and Environmental Sustainability

PREIT continually explores ways to better align its business strategy with its duty to be a responsible corporate citizen. We strive to be socially and environmentally conscious. We now have the capacity to produce more than 8 million kilowatt hours of electricity per year from solar arrays at five of our properties. The annual environmental benefit accrued through the production of renewable energy at these five properties is equivalent to a reduction in greenhouse gas emissions from more than 1,200 passenger vehicles. We also currently offer electric vehicle charging stations at three of our properties, with plans underway for such stations at two more mall locations. Additionally, as part of our redevelopment at Woodland Mall in Grand Rapids, Michigan, we diverted more than 20,000 tons of concrete from two former Sears buildings from landfills, instead recycling it for reuse as building pads, parking lot base and site grading during the redevelopment of the mall.

Both at our home office and on the ground at our properties, we strive to be involved in our local communities. At our home office, we participate in numerous toy and clothing drives for charities in the community and also volunteer our time at local not-for-profits. At our malls, we work with local organizations to offer fitness classes, mall-walking programs, job fairs, health and wellness events and host fundraising events for these groups to raise awareness of and funds for their charitable organizations. We have also sponsored a charitable fund that made 25 donations in 2018 to local and national charitable organizations identified by employees in our home office and at our malls.

Trustee Independence

All of PREIT’s non-employee trustees are independent, which means that, if all nominees are elected, more than three quarters (seven out of eight) of the members of PREIT’s Board of Trustees will be independent. For a trustee to be considered independent, PREIT’s Board of Trustees must determine that the trustee does not have any direct or indirect material relationship with PREIT. PREIT’s Board of Trustees has established guidelines to assist it in determining trustee independence, which are contained in the Company’s corporate governance guidelines. These guidelines conform to the independence requirements contained in the New York Stock Exchange listing rules. In addition, PREIT’s Board of Trustees has adopted categorical standards to assist it in making determinations of independence.

Standards of Independence

The guidelines and the categorical standards used by PREIT’s Board of Trustees to determine whether a trustee is independent specify that:

1.

Other than in his or her capacity as a trustee or shareholder of PREIT, no independent trustee shall have a material relationship with PREIT (either directly or as a partner, shareholder, officer or other affiliate of an organization, including a charitable organization, that has a material relationship with PREIT). For this purpose, a trustee shall be presumed not to have a material relationship with PREIT if he or she is not and, within the past two years, has not been an executive officer of, or the direct or indirect owner of more than 10% of the equity interest in, any business or professional entity:

•

that within the last two years has made or received, or going forward proposes to make or receive, payments to or from PREIT or any of its subsidiaries for property or services in excess of 5% of (i) PREIT’s consolidated gross revenues for its last full fiscal year, or (ii) the other entity’s consolidated gross revenues for its last full fiscal year; or

•	to which PREIT or any of its affiliates is indebted in an aggregate amount exceeding 5% of PREIT’s total consolidated assets as of the end of PREIT’s last full fiscal year.

2.	No independent trustee shall have been employed by PREIT, and no immediate family member of an independent trustee shall have been an executive officer of PREIT, within the past three years.

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3.

No independent trustee shall have received more than $120,000 in direct annual compensation from PREIT within the past three years, other than trustee and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

4.	No independent trustee shall have been affiliated with or employed by a present or former auditor of PREIT within the last three years.

5.	Within the last three years, no independent trustee shall have been an employee of another company if an executive officer of PREIT then served on the compensation committee of such other company.

6.

Within the last three years, no independent trustee shall have served as an executive officer or employee of a company that made payments to, or received payments from, PREIT for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

7.

No immediate family member of an independent trustee shall fit within the categories prohibited by any of the foregoing (other than with respect to the prohibition on employment by PREIT, which addresses immediate family members directly), and no independent trustee may have any relationships with PREIT that are substantially similar to any of the categories prohibited by the foregoing.

8.	Independent trustees shall satisfy any other independence criteria required by applicable law or regulation or established by the Board of Trustees.

The Board of Trustees determined that the following seven members of PREIT’s current eight member Board satisfy the New York Stock Exchange’s independence requirements and PREIT’s guidelines: George J. Alburger, Michael J. DeMarco, JoAnne A. Epps, Leonard I. Korman, Mark E. Pasquerilla, Charles P. Pizzi and John J. Roberts. Mr. Coradino, our Chief Executive Officer, is our only trustee who is not considered independent.

In making this determination, the Board of Trustees considered our lead independent director’s relationships with Brandywine Realty Trust, Independence Blue Cross and Conner Strong & Buckelew, as more fully described in the “Related Party Transactions Policy” section of this Proxy Statement beginning on page 54, because PREIT has commercial relationships with these three entities. The Board of Trustees also considered our lead independent trustee’s role as a member of the advisory board of PNC Philadelphia, as PREIT also has a commercial relationship with PNC Philadelphia. The Board of Trustees determined that our lead independent trustee does not have any direct or indirect material relationship or interest in the transactions between PREIT and these entities and that all parties have entered into these transactions in the ordinary course of business. Accordingly, the Board of Trustees determined our lead independent trustee to be independent.

All members of each of the Compensation Committee, Audit Committee and Nominating and Governance Committee of PREIT’s Board of Trustees must be, and are, independent trustees. Members of the Audit Committee must also, and do, satisfy additional Securities and Exchange Commission independence requirements, which provide that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from PREIT or any of its subsidiaries other than compensation for serving on PREIT’s Board of Trustees or on committees of PREIT’s Board of Trustees.

Board Service

Over the past five years, seven trustees of the Company left the Board of Trustees, most of whom had served for more than 10 years. Ms. Epps joined our board in 2018, Mr. Alburger joined our board in 2017, and Mr. DeMarco joined our board four years ago. We expect that our Nominating and Governance Committee will continue to consider, among other things, the relative mix of the lengths of service of our trustees in making recommendations for nominees as trustee.

Related Party Transactions Policy

PREIT’s Board of Trustees has adopted a written policy related to the review and approval or ratification of related party transactions. The procedures set forth in the policy do not replace or supersede any other policies or procedures related to the approval of transactions by PREIT as set forth in PREIT’s other corporate governance policies or as required by law. See “Other Matters—Related Party Transactions Policy.”

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Compensation Committee Interlocks and Insider Participation

No member of PREIT’s Compensation Committee is or was during 2018 an employee, or is or ever has been an officer, of PREIT or its subsidiaries. No executive officer of PREIT served as a director or a member of the compensation committee of another company, one of whose executive officers serves as a member of PREIT’s Board of Trustees or Compensation Committee.

2018 Trustee Compensation

Each trustee who is not an employee of PREIT received an annual retainer for 2018 of $45,000, plus $1,500 per Board of Trustees or committee meeting in which the trustee participated. In addition, each year the Lead Independent Trustee receives an additional retainer of $25,000, the Chair of PREIT’s Audit Committee receives an additional retainer of $15,000, the Chairs of the Compensation Committee and the Nominating and Governance Committee each receive an additional retainer of $10,000, and the Chair of the Special Committee established under PREIT’s Related Party Transactions Policy receives an additional retainer of $5,000.

Non-employee trustees also typically receive restricted shares annually, which vest over one year. In 2018, the Board of Trustees determined that the award of restricted shares to non-employee trustees would be equal in value to $100,000, which equated to 9,814 shares based on the $10.19 average of the closing prices of PREIT shares for the 20 trading days prior to the date of grant. The shares were awarded under the 2018 Equity Incentive Plan.

The following table summarizes the fees and other compensation earned by our non-employee trustees for their service on our Board of Trustees and any committees of the Board of Trustees during 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
George J. Alburger, Jr.	66,000	109,573	175,573
Michael J. DeMarco	79,000	109,573	188,573
JoAnne A. Epps	60,000	109,573	169,573
Leonard I. Korman	69,000	109,573	178,573
Mark E. Pasquerilla	73,500	109,573	183,073
Charles P. Pizzi	108,500	109,573	218,073
John J. Roberts	95,000	109,573	204,573
Ronald Rubin(2)	6,000	0	6,000

(1)

The amounts reported in the Stock Awards column represent the grant date fair value as determined in accordance with Topic 718 based on the average of the high and low sale prices of a common share on the date of grant. For information regarding significant factors, assumptions and methodologies used in our computations pursuant to Topic 718, see Note 8, “Share Based Compensation,” to PREIT’s consolidated financial statements included in PREIT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(2)	Mr. Rubin did not stand for reelection to our Board of Trustees at the 2018 Annual Meeting of Shareholders.

The following table summarizes the aggregate number of restricted shares and options held by our non-employee trustees at December 31, 2018.

Name	Restricted Shares	Total Options	Exercisable Options	Unexercisable Options
George J. Alburger, Jr.	9,814	—	—	—
Michael J. DeMarco	9,814	—	—	—
JoAnne A. Epps	9,814	—	—	—
Leonard I. Korman	9,814	—	—	—
Mark E. Pasquerilla	9,814	—	—	—
Charles P. Pizzi	9,814	5,000	5,000	—
John J. Roberts	9,814	—	—	—

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Executive Officers

The following information is provided with respect to each of our current non-trustee executive officers. Information regarding Joseph F. Coradino, our Chairman and Chief Executive Officer, is provided above in the “Nominees for Trustee” section beginning on page 5. Our executive officers are appointed by our Board of Trustees to serve in their respective capacities until their successors are duly appointed and qualified or until their earlier resignation or removal.

JOSEPH J. ARISTONE	Age: 53

Executive Vice President—Head of Leasing of PREIT since 2017. Senior Vice President and Head of Leasing of PREIT from 2007 to 2017. Vice President, Anchor Leasing of PREIT from 2003 to 2007.

HEATHER CROWELL	Age: 40

Executive Vice President—Strategy and Communications of PREIT since 2019. Senior Vice President—Strategy and Communications of PREIT from 2017 to 2019. Senior Vice President—Corporate Communications and Investor Relations of PREIT from 2016 to 2017. Vice President—Corporate Communications and Investor Relations of PREIT from 2012 to 2016. Director—Asset Management of PREIT from 2006 to 2012.

ANDREW M. IOANNOU	Age: 44

Executive Vice President—Finance and Acquisitions of PREIT since 2015. Treasurer of PREIT since 2010. Senior Vice President—Capital Markets of PREIT from 2010 to 2015. Vice President—Capital Markets of PREIT from 2005 to 2010.

ROBERT F. MCCADDEN	Age: 61

Executive Vice President and Chief Financial Officer of PREIT since 2004. From 2002 to 2004, Partner of KPMG LLP. From 1993 to 2002, Partner of Arthur Andersen LLP. From 2011 to 2017, director of Independence Realty Trust, Inc. (multifamily real estate investment). Trustee of Universal Health Realty Income Trust (health care real estate investment) since 2013.

LISA M. MOST	Age: 49

General Counsel, Chief Compliance Officer, and Secretary of PREIT since 2018. Senior Vice President—Legal of PREIT from 2016 to 2018. Vice President—Legal of PREIT from 2014 to 2016. Director—Legal of PREIT from 2004 to 2014. Employed by PREIT since 1999.

MARIO C. VENTRESCA, JR.	Age: 52

Executive Vice President—Operations of PREIT since 2015. Senior Vice President—Asset Management of PREIT from 2005 to 2015. Vice President—Retail Asset Management of PREIT from 2000 to 2005.

Management Ownership

The following table sets forth certain information regarding the beneficial ownership of our common shares for each trustee, each nominee for the office of trustee, and each named executive officer as of April 1, 2019, as well as all trustees and executive officers of the Company as a group. As of such date, none of the nominees for the office of trustee or PREIT’s executive officers owned any shares of any series of PREIT’s preferred shares.

All percentages are calculated based on 77,383,079 shares outstanding as of April 1, 2019. The address for each individual identified is c/o PREIT, The Bellevue, 200 South Broad Street, Philadelphia, Pennsylvania 19102. Unless indicated otherwise, each individual has sole voting and sole investment power with respect to all shares.

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Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Joseph F. Coradino	777,540	(1)	1.0%
Leonard I. Korman	477,245	(2)	*
Robert F. McCadden	428,346	(3)	*
Mark E. Pasquerilla	149,331	(4)	*
Mario C. Ventresca, Jr.	108,085	(5)	*
Andrew M. Ioannou	91,896	(6)	*
Joseph J. Aristone	82,963	(7)	*
John J. Roberts	52,458	(8)	*
Charles P. Pizzi	37,059	(9)	*
Michael J. DeMarco	27,060	(10)	*
George J. Alburger, Jr.	24,008	(11)	*
JoAnne A. Epps	9,814	(12)	*
Trustees and executive officers as a group (14 persons)	2,376,008	(13)	3.1%

*	Less than one percent.

(1)

Includes 707,068 shares that Mr. Coradino owns directly and 70,472 Class A units of limited partnership interest in PREIT Associates, L.P. that Mr. Coradino owns directly. Class A units are redeemable for cash or, at PREIT’s option, for a like number of common shares. Approximately 152,000 of Mr. Coradino’s shares will be transferred to his former spouse pursuant to an agreement entered into as part of a divorce proceeding.

(2)

Includes 364,562 shares that Mr. Korman owns directly, 420 shares owned by Mr. Korman’s spouse, 78,795 shares held in trusts of which Mr. Korman is a co-trustee, 10,528 shares held in trusts of which Mr. Korman is a co-trustee and the sole beneficiary, and 22,940 shares held by a family foundation. Mr. Korman disclaims beneficial ownership of the 89,323 shares held in trusts of which Mr. Korman is a co-trustee, the 420 shares owned by Mr. Korman’s spouse and the 22,940 shares held by the foundation.

(3)	Mr. McCadden directly owns all 428,346 shares (which includes 28,644 shares with respect to which he shares voting and investment power with his spouse).

(4)

Includes 52,206 shares that Mr. Pasquerilla owns directly, 45,211 shares held by Marenrico Partnership, and 51,914 shares held by Pasquerilla Enterprises, LP, an entity controlled by Mr. Pasquerilla. All of the shares held by Pasquerilla Enterprises, LP are pledged as collateral to First Commonwealth Bank and 33,575 shares held by Marenrico Partnership are pledged as collateral to Merrill Lynch with respect to a margin account. 28,047 shares held by Mr. Pasquerilla directly are in a pledged account with Merrill Lynch, but currently no debt is outstanding in this account.

(5)	Mr. Ventresca directly owns all 108,085 shares (which includes 44,324 shares with respect to which he shares voting and investment power with his spouse).

(6)	Mr. Ioannou directly owns all 91,896 shares (which includes 45,094 shares with respect to which he shares voting and investment power with his spouse).

(7)	Mr. Aristone directly owns all 82,963 shares.

(8)	Mr. Roberts directly owns all 52,458 shares.

(9)	Includes 32,059 shares that Mr. Pizzi owns directly and 5,000 shares subject to exercisable options.

(10)	Mr. DeMarco directly owns all 27,060 shares.

(11)	Mr. Alburger directly owns all 24,008 shares.

(12)	Ms. Epps directly owns all 9,814 shares.

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(13)

Includes 2,300,536 shares held directly or indirectly, 5,000 shares subject to exercisable options and an aggregate of 70,472 Class A units of limited partnership interest in PREIT Associates, L.P. that are redeemable for cash or, at PREIT’s option, for a like number of common shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires PREIT’s executive officers and trustees and persons who own more than ten percent of a registered class of PREIT’s equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish PREIT with copies of these reports. Based on PREIT’s review of the copies of the reports it has received, and written representations received from certain reporting persons with respect to the filing of reports on Forms 3, 4 and 5, PREIT believes that all filings required to be made under Section 16(a) by the reporting persons since the beginning of 2018 were made on a timely basis.

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COMPENSATION

PROPOSAL TWO—Advisory Approval of the Company’s Executive Compensation

In accordance with Securities and Exchange Commission (“SEC”) requirements, our shareholders have the opportunity to vote, on a non-binding basis, to approve the compensation of our named executive officers for 2018, as disclosed in this Proxy Statement in accordance with SEC disclosure rules.

We urge you to read the “Compensation Discussion and Analysis” section beginning on page 21 and the compensation tables and narrative discussion beginning on page 36 of this Proxy Statement. We believe that the compensation of our named executive officers should be approved for the following reasons:

•

Compensation decisions are made by independent trustees who are not part of management and comprise the Executive Compensation and Human Resources Committee of our Board of Trustees (the “Compensation Committee”). These decisions result from a formal, deliberative process, including advice from an independent compensation consultant selected by the Compensation Committee.

•

The principal goals of the Compensation Committee are to ensure that the interests of our shareholders and the interests of our named executive officers are aligned and that our named executive officers are motivated to achieve established business objectives in an effort to maximize value for our shareholders. These goals are achieved in five principal ways: (i) setting fixed, base salary so that the largest component of the compensation of each named executive officer consists of equity and incentive compensation; (ii) emphasizing equity compensation as the principal form of compensation over cash compensation; (iii) conditioning the vesting of equity or equity-based compensation on corporate performance, primarily total shareholder return and/or continued service to PREIT; (iv) tying annual cash incentives to operating performance, as measured by articulated performance metrics and strategic objectives; and (v) requiring named executive officers to own minimum stated amounts of our securities.

•

The equity awards align the interests of our shareholders and our named executive officers by encouraging officers to focus on corporate performance in an effort to generate an increase in share value. Historically, vesting of Restricted Share Units (“RSUs”) granted under our RSU Programs was dependent upon achieving certain relative total shareholder return (“TSR”) levels over a three-year period. Beginning with the program approved for the 2018-2020 period, a portion of the RSUs will vest based on the achievement of absolute TSR at certain thresholds. The RSUs have directly aligned the interests of our named executive officers with the interests of our shareholders since there has been no vesting for periods when returns to shareholders were below the threshold under the applicable RSU Program, and vesting has occurred when returns to shareholders met the criteria. RSUs have been awarded in all but one year since 2006. Due to the relative TSR of the Company for the three years ended on December 31, 2016, 2017 and 2018, which placed the Company below the 25th percentile threshold of the companies in the relevant index for each of those three years, no shares were issued pursuant to the RSUs awarded in 2014, 2015 or 2016.

•

The structure of our annual cash incentive awards in 2018 was based on the Company’s Funds from Operations, as adjusted (“FFO”) per share, growth in same store net operating income (“Same Store NOI”), the leverage ratio of the Company under its principal credit facility, the achievement of certain strategic goals, including signing and opening anchor replacements, leasing other challenged spaces, completing certain financing transactions, selling certain non-core assets and achieving other operational goals, as well as the Compensation Committee’s qualitative assessment of executive officer performance as a group. The key metrics were directly related to our four key strategic goals for the year: improved portfolio quality, improved operating results, improved balance sheet and positioning the Company for growth. The relative weighting of each of the key metrics and further information regarding the annual cash incentive awards is provided in the “Compensation Discussion and Analysis” section beginning on page 21.

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We seek the approval of the resolution set forth below:

“RESOLVED, that the shareholders of PREIT approve, on an advisory basis, the compensation of the named executive officers for 2018 as disclosed in the Proxy Statement for the 2019 Annual Meeting of Shareholders pursuant to the applicable disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2018 Summary Compensation Table and the other related tables and accompanying narrative.”

This “say on pay” vote is advisory, and is not binding on PREIT, the Board of Trustees or the Compensation Committee. However, we value the opinions of our shareholders and annually seek their approval in this “say on pay” vote. The Compensation Committee will consider the results of the vote on the resolution and evaluate whether any actions in response to the vote are necessary in connection with future compensation determinations.

Board Recommendation

Our Board of Trustees recommends that shareholders vote FOR the advisory approval of the Company’s executive compensation as disclosed in this Proxy Statement.

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Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) focuses on the compensation of our named executive officers: Joseph F. Coradino, Chief Executive Officer; Robert F. McCadden, Executive Vice President and Chief Financial Officer; Mario C. Ventresca, Jr., Executive Vice President—Operations; Joseph J. Aristone, Executive Vice President—Leasing; and Andrew M. Ioannou, Executive Vice President—Finance and Acquisitions.

Messrs. Coradino and McCadden currently have employment agreements that are described in this Proxy Statement under “2018 Executive Compensation—Employment Agreements” beginning on page 37. The employment agreements established minimum base salaries and eligibility to participate in cash incentive and equity programs in 2018, as determined by the Compensation Committee. While Mr. Ventresca, Mr. Aristone and Mr. Ioannou do not have employment agreements with the Company, each is covered by the PREIT Services, LLC Severance Pay Plan for Certain Officers, as modified by letter agreements with each of these individuals. The details of Mr. Ventresca’s, Mr. Aristone’s and Mr. Ioannou’s, arrangements are also described in this Proxy Statement under “2018 Executive Compensation—Employment Agreements” beginning on page 37.

2018 Performance

Our Board of Trustees previously established specific goals for the Company and our key executives designed to improve the Company’s portfolio quality, improve the Company’s operating results, strengthen the Company’s balance sheet and financial position, and position the Company for growth. These primary goals were in turn supported by a focus on and targeted progress in specific metrics. Mr. Coradino communicated those goals to our employees and encouraged a collaborative effort among the teams within the Company for the achievement of these goals.

In 2018, Mr. Coradino and our key executives continued to execute the Company’s plan to achieve our goals in a challenging retail environment. Despite those challenges, the Company achieved 16 out of the 20 enumerated strategic goals, including:

•	signing anchor replacement tenants at two properties;

•	signing six leases to replace anchor tenants at three properties;

•	signing leases for ten locations out of 14 identified as “challenging” at the beginning of the year;

•	completing a term loan for our Fashion District Philadelphia project and a renewal of our primary unsecured credit facilities; and

•	selling two non-core properties.

As described in more detail below, the Company’s goals and performance, as well as the Company’s commitment to attract and retain those valuable to its team, were the basis for the decisions and programs of the Compensation Committee with respect to base salaries, annual incentive plan awards and long-term equity awards to the named executive officers.

Executive Summary

The principal goals of the Compensation Committee are to ensure that the interests of our shareholders and our named executive officers are aligned and that our named executive officers are motivated to achieve established business objectives designed to maximize value for our shareholders. These goals are achieved in five principal ways: (i) setting fixed, base salaries so that the largest component of compensation of each named executive officer consists of equity and incentive compensation; (ii) emphasizing equity compensation as the principal form of compensation over cash compensation; (iii) conditioning the vesting of equity or equity-based compensation principally on TSR and/or continued service to PREIT; (iv) tying annual cash incentives to operating performance, as measured by articulated performance metrics and strategic objectives; and (v) requiring named executive officers to own minimum stated amounts of our securities.

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The Compensation Committee believes that long-term equity awards are particularly well-suited for aligning the interests of our shareholders and our named executive officers. Compensation in the form of equity earned over a multiple-year period helps to ensure that the named executive officers focus on long-term corporate performance that enhances the value of our shares over time. These objectives are further enhanced by our share retention guidelines, which require our executives to own meaningful amounts of our shares. Consistent with prior years, the 2018 long-term equity program consisted of two components. The first component, which is performance-based, consisted of the grant of restricted share units, or RSUs, that vest and under which shares are issued, based upon the TSR of PREIT during the three-year period ending December 31, 2020 (i) relative to the TSR of companies in the retail subset of FTSE NAREIT Equity REIT Index and (ii) as measured based on the achievement of absolute TSR at certain levels. The second component of the equity program consisted of restricted shares that generally vest in equal, annual installments over a three-year period, provided that the recipient of the restricted shares remains an employee on the vesting date. These time-based restricted share grants are intended to retain the services of the officers over the longer term by providing predictable awards for continued service.

The Compensation Committee believes that annual cash incentive opportunity awards further align the interests of our shareholders and our named executive officers by rewarding achievement of key operational goals. The 2018 annual cash incentive awards provided opportunities for the named executive officers to receive cash payments equal to varying percentages of their base salaries based upon achievement of Funds From Operations (“FFO”) per share, as adjusted, growth in Same Store NOI, the leverage ratio of the Company under its principal credit facility, the achievement of certain enumerated strategic goals, including signing and opening anchor replacements, leasing other challenged spaces, completing certain financing transactions, selling certain non-core assets and achieving other operational goals, as well as the Compensation Committee’s qualitative assessment of executive officer performance as a group. Each of the business performance factors relates to, and is indicative of, the achievement of at least one of the Company’s four key strategic objectives of improving its portfolio quality, improving its operating results, improving its balance sheet, and positioning the Company for growth.

The Compensation Committee believes that our compensation program has successfully aligned the interests of our shareholders with the interests of our named executive officers, as reflected by:

•

the emphasis on equity awards, combined with the requirement that equity received by the named executive officers under the awards be retained in accordance with share retention policies discussed later in this “Compensation Discussion and Analysis” section;

•

the expiration of performance-based equity awards without issuance of shares when TSR thresholds have not been achieved for the relevant measurement periods and, conversely, the issuance of shares in connection with long-term incentives when TSR thresholds have been achieved or exceeded;

•

the grant of annual cash incentive opportunity awards based on the achievement of articulated performance metrics and strategic objectives approved by the Compensation Committee as related to the achievement of the Company’s business objectives; and

•	generally limiting base salary increases to modest amounts absent a significant change in responsibility and/or review of peer group data that suggest our base salaries may be set too low.

2018 Voting Results for Advisory Approval of the Company’s Executive Compensation

At the 2018 Annual Meeting, 86.2% of votes cast were voted in favor of the Company’s executive compensation, while 11.4% of votes cast were voted against and 2.4% of votes cast abstained. While this vote is advisory, the Compensation Committee noted this shareholder support of its compensation policies.

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Aspects of Compensation Program Favorable from a Corporate Governance Perspective

The Committee believes that the executive compensation program includes aspects that align the interests of our shareholders and those of the named executive officers and excludes aspects that could misalign their interests.

What We Do	What We Don’t Do

✓  We align pay with Company performance. Long term performance-based equity awards are tied to TSR, and annual performance-based cash awards are tied to key performance metrics and strategic objectives.

✓  We evaluate both relative and absolute TSR so that the Company’s performance is measured against similar companies as well as actual shareholder returns.

✓  We require named executive officers to maintain share ownership and retain shares received under equity plans. Our Chief Executive Officer must own common shares having a value of 5x his salary and our other named executive officers must own common shares having a value of 2x their respective salaries; named executive officers must hold a portion of any equity plan shares they receive for at least one year.

✓  Upon a change of control, we require a double-trigger (meaning, in addition to a change of control of the Company, the executive must be timely terminated without cause or resign for good reason) in our employment agreements before agreed upon cash severance benefits or payments are paid.

✓  We review data derived from our peer group of companies and the REIT industry when making executive compensation decisions.

✓  We consider carefully how compensation program design and decisions affect risk-taking by named executive officers.

✓  We authorize the Board to recoup (“clawback”) executive compensation that resulted from a misstatement of financial results caused by such executive’s intentional misconduct or fraud.

✓  Our Compensation Committee engages an outside independent compensation consulting firm to advise on executive compensation matters.

×  We prohibit hedging and strongly discourage pledging transactions by our non-employee trustees and executive officers.

×  We do not provide any material perquisites.

×  We do not reprice options without shareholder approval.

×  Our compensation consultant engaged by our Compensation Committee does not provide any other services to the Company.

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Compensation Committee Process and General Considerations

The Compensation Committee devoted a substantial portion of eight of its meetings in 2018 to executive compensation for that year. In addition, the Compensation Committee has met four times in 2019 to discuss payment of cash incentive opportunity awards for 2018 and establish compensation for 2019. The Compensation Committee considered, among other matters:

•	the objectives and policies of its compensation programs for 2018 and later years;

•

the design of the annual cash incentive and long-term incentive programs in light of the principal objective of aligning the interests of our shareholders and our named executive officers by rewarding outcomes that further the interests of our shareholders;

•

information on compensation of senior executives at other companies derived from industry surveys and proxy statements for prior years for a group of 16 REITs deemed comparable to PREIT for this purpose;

•

the amounts of the base salaries to be paid and annual cash incentive opportunity and long-term equity awards to be granted to our named executive officers for 2018 and the allocation among these components; and

•

the Company’s guidance range for its 2018 FFO per share and its goals for certain supplemental corporate performance metrics and other strategic objectives, and the Company’s achievements in relation to such FFO guidance and other performance metrics and strategic objectives.

In setting 2018 compensation, the Compensation Committee also considered our performance during 2017 compared to the financial goals set forth under our 2017 business plan, which was approved by the Board of Trustees. In addition, the Compensation Committee also solicited and considered the recommendations of Mr. Coradino regarding the components and amounts of compensation to be paid to the named executive officers (other than Mr. Coradino) in 2018.

As a part of its annual review of PREIT’s compensation policies with respect to all employees, the Compensation Committee also evaluates the risks that are created by those policies, including the risk-taking incentives that those policies may create. Based on that review, the Compensation Committee has concluded that its compensation policies and procedures are not reasonably likely to result in a material adverse effect on PREIT.

Compensation Consultant

The Compensation Committee was assisted in its work by an independent compensation consultant, Pay Governance, LLC. Under its charter, the Compensation Committee has the sole authority to engage (and replace) an executive compensation consultant. In addition to consulting on executive compensation matters, the compensation consultant may be engaged by the Compensation Committee for special projects. All of the work performed by the compensation consultant in 2018 related to executive officer compensation. Mr. Coradino meets with the Compensation Committee and separately with the compensation consultant on matters relating to the compensation of the named executive officers.

Compensation Consultant Independence

The policies and procedures of Pay Governance, LLC and certain additional facts, including those set forth below, give the Compensation Committee confidence that the advice it receives from Pay Governance, LLC is objective and not influenced by any relationships that Pay Governance, LLC or its affiliates may have with the Company, its Board of Trustees or its management. These policies, procedures and other facts include the following:

•	Pay Governance, LLC does not provide any other services to the Company;

•	the fees that Pay Governance, LLC receives from the Company are less than 1% of the total revenues of Pay Governance, LLC;

•	the lead consultant from Pay Governance, LLC does not have any business or personal relationship with any member of the Compensation Committee or any executive officer of the Company;

•	the lead consultant from Pay Governance, LLC does not own any Company securities and is prohibited from doing so by the policies of Pay Governance, LLC;

•

Pay Governance, LLC has direct access to the Compensation Committee without management intervention and will only provide services at the direction of the Compensation Committee or in support of its charter; and

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•

Pay Governance, LLC will notify the Compensation Committee if the lead consultant provides consulting services to another company where an affiliation exists with a member of management or a member of the Compensation Committee. In this regard, Pay Governance, LLC did advise the Compensation Committee that it performs services for Brandywine Realty Trust. Mr. Pizzi, one of our trustees and a member of our Compensation Committee, is also a trustee of Brandywine Realty Trust, but our Compensation Committee did not believe this impacted the independence of Pay Governance, LLC.

The Compensation Committee has assessed the independence of Pay Governance, LLC pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Pay Governance, LLC from serving as an independent compensation consultant to the Compensation Committee.

Comparative Peer Groups

The compensation consultant periodically informs the Compensation Committee of developing compensation trends and programs among REITs and other public companies. The compensation consultant also presents data on executive compensation from several sources, including a proprietary survey of executive compensation among REITs prepared for the National Association of Real Estate Investment Trusts (“NAREIT”), and proxy statements of a group of REITs (the “peer group”) deemed comparable to PREIT. The peer group for 2018 compensation purposes initially consisted of 18 REITs located throughout the United States, many of which own and operate retail properties, although the peer group also included office, industrial, multi-family and diversified REITs. The Compensation Committee, in consultation with the compensation consultant and management, updates the peer group periodically. In 2018, the Compensation Committee removed six office and diversified REITs (Brandywine Realty Trust, Corporate Office Properties Trust, Cousins Properties Incorporated, Liberty Property Trust, PS Business Parks, Inc. and Washington Real Estate Investment Trust) and added four size-relevant retail REITs (Retail Opportunity Investments Corp., Retail Properties of America, Inc., Seritage Growth Properties and Urban Edge Properties) to better align the peer group with the Company. As a result, the peer group consisted of the following 16 retail-specific REITs:

Acadia Realty Trust
CBL & Associates Properties, Inc
Federal Realty Group Trust
Kite Realty Group Trust
Macerich Company
Ramco-Gershenson Properties Trust
Regency Centers Corporation
Retail Opportunity Investments Corp
Retail Properties of America, Inc.
Saul Centers, Inc.
Seritage Growth Properties
Tanger Factory Outlet Centers, Inc.
Taubman Centers, Inc.
Urban Edge Properties
Washington Prime Group Inc.
Weingarten Realty Investors

In determining compensation for 2018, the Compensation Committee compared (i) the total 2017 compensation of the named executive officers to the total compensation paid to the executive officers in the peer group as reported in their 2017 proxy statements and in other sources and (ii) the allocation of total compensation of the named executive officers among base salary and cash incentive and equity awards to the allocation of such compensation among base salary and cash incentive and equity awards as reported in the proxy statements for the companies in the peer group and in other sources. The Compensation Committee also compared PREIT’s TSR and other business performance metrics to the TSR and other business performance metrics of the peer group companies. TSR is a measure of the financial return to shareholders over a specified measurement period. The financial return consists of dividends on a

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share of common equity during the period (which are deemed to be reinvested in shares when paid) plus (or minus) the increase (or decrease) in the market value of a share measured from the beginning to the end of the period.

The comparative compensation data provided background for assessing both the competitiveness of our compensation and the appropriate allocation between the elements of compensation. The Compensation Committee deemed the peer group comparisons to be more relevant to its compensation decisions than the proprietary NAREIT survey because it is a smaller comparison group that is more similar to the Company in terms of total capitalization, revenues, number of properties, number of employees, geographic location and other business characteristics and pertinent factors, including whether the peer company served the retail industry. The Compensation Committee does not set specific competitive pay targets or objectives, or otherwise engage in formal “benchmarking” of the individual components of compensation paid to the named executive officers against executives at peer group companies. The Compensation Committee does, however, generally try to set total compensation, including compensation in the form of performance-based awards, for the named executive officers near the middle of the peer group data for their respective positions. The awards are designed to allow for the possibility of greater or lesser compensation based upon our performance.

The Compensation Committee also considers special or unusual matters that affect the metrics used to measure corporate or operational performance for purposes of the performance-based elements of compensation, such as the unplanned, or earlier than planned, disposition of properties or defeasance clauses regarding the early repayment of debt. Such matters can directly affect FFO and indirectly affect TSR, two of the primary metrics used in the performance-based awards. In addition, the Compensation Committee takes into consideration other business performance factors in determining the amount of the payout under the cash incentive opportunity awards.

As part of its deliberations, especially with respect to the weighting given to the various components of compensation, the Compensation Committee reviewed internally-prepared tally sheets for each named executive officer. Each of these tally sheets presented the dollar amount of each component of each named executive officer’s compensation, as well as potential payments under various performance, termination and change of control scenarios.

Role of Our Executive Officers in Executive Compensation

As previously noted, Mr. Coradino, after consultation with other senior officers, made 2018 compensation recommendations for our officers, including the other named executive officers. The Compensation Committee discussed these recommendations with Mr. Coradino and invited him to participate in the Compensation Committee’s deliberations concerning compensation for the named executive officers, other than Mr. Coradino.

Compensation Objectives and Policies

The principal objectives of our compensation program are to ensure that the interests of our shareholders and the interests of our named executive officers are aligned and that our named executive officers are motivated to achieve established business objectives in order to maximize shareholder value. Our compensation program for 2018 consisted of three elements: (i) base salary; (ii) annual cash incentive opportunity; and (iii) equity under a long-term incentive program. These three elements are designed to contain an appropriate level and mix of compensation that emphasizes performance-based compensation and equity to align the interests of our shareholders and our named executive officers and, if performance is achieved, to provide the officers with an opportunity for wealth creation. We also seek to motivate and to retain the named executive officers by providing a competitive level of base salary and time-based restricted shares to encourage them to stay with the Company by having a mechanism to impose an opportunity cost for departing.

The express linkage of program elements to TSR, FFO, Same Store NOI, our leverage ratio, and expressed strategic goals, combined with an established share retention policy for the named executive officers, results in a layered approach intended to balance achievement of short-term operating objectives with longer-term value creation for our shareholders. FFO, Same Store NOI, our leverage ratio, and expressed strategic goals were used as measures of short-term performance associated with our cash incentive opportunity awards, and absolute and relative TSR were used as the measures of long-term performance associated with performance-based equity-based compensation. The mix of the compensation components as set forth in the 2018 Summary Compensation Table on page 36 is shown below on an aggregate basis for the Chief Executive Officer and the named executive officers.

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Components of Executive Compensation

Base Salary

Base salaries are intended to (i) be competitive with companies in the peer group, (ii) provide the named executive officers with a fixed and predictable source of income, and (iii) assure that the named executive officers remain committed to PREIT even when conditions do not permit the achievement of performance goals.

For 2018, the salary of Mr. Coradino increased by $50,000 annually, or approximately 6.7%. The salary of Mr. McCadden increased by $15,740 annually, or approximately 3.2%. The salary of Mr. Ventresca increased by $15,000 annually, or approximately 4.0%. The salary of Mr. Aristone increased by $20,000 annually, or approximately 5.9%. The salary of Mr. Ioannou increased by $18,000 annually, or approximately 5.6%. The Compensation Committee viewed these increases as appropriate based on the Company’s performance in 2017 and on peer group and other data it reviewed, and it believed the increases in base salary that were awarded did not disrupt the proper allocation of compensation between fixed base salaries and short- and long-term incentive compensation.

Cash Incentive Compensation

Corporate Performance Factors

Each named executive officer was eligible to receive annual cash incentive compensation equal to a specified percentage of his 2018 base salary. The Compensation Committee established targets for the annual incentive compensation based on FFO per share, growth in Same Store NOI, the leverage ratio of the Company under its principal credit facility, and certain strategic goals, including signing and opening anchor replacements, leasing other challenged spaces, completing certain financing transactions, and selling certain non-core assets. The Compensation Committee also made a qualitative assessment of executive officer performance as a group as part of the annual incentive compensation awards. The Compensation Committee had the discretion to take into account FFO per share as adjusted to exclude certain items that the Compensation Committee did not believe reflected the Company’s core operating performance.

2018 Annual Incentive Opportunity Awards

For each of the named executive officers, 100% of their 2018 cash incentive opportunity award was determined by the corporate performance of the Company based upon the articulated performance metrics and strategic objectives established by the Compensation Committee, including the Compensation Committee’s qualitative assessment of executive officer performance as a group. As discussed further below, the named executive officers also received

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additional discretionary bonuses to acknowledge their dedication to the Company throughout the year and in a challenging retail environment, as well as their continued efforts to assist the Company in achieving its long-term goals, which are reported in the “Bonus” column of the 2018 Summary Compensation Table.

Having the annual cash incentive opportunity awards for all of the named executive officers depend on corporate performance is intended to encourage teamwork. The decision to focus on corporate performance also reflects the view that the named executive officers have the greatest ability to influence operating performance and that a substantial portion of their compensation, therefore, should be based upon the Company’s overall operating performance and the achievement of identified strategic objectives.

The 2018 annual cash incentive opportunity awards were designed to motivate the named executive officers to achieve the objectives of the 2018 business plan that was prepared by management and approved by the Board of Trustees. The opportunity amounts were expressed in the awards as threshold, target and outperformance levels. If the corporate performance metrics had been below the threshold level, no incentive compensation would have been paid for such metric. If any of the performance metrics had been between the threshold and target levels or between the target and outperformance levels, the amount of the incentive compensation would be determined on a proportionate basis for that metric. If any of the performance metrics had been above the outperformance level, the amount of incentive compensation would have been paid at the outperformance level for that metric. The potential incentive compensation for 2018 for the named executive officers was equal to the following percentages of their base salaries.

	Threshold	Target	Outperformance
Joseph F. Coradino	70%	140%	280%
Robert F. McCadden	40%	80%	160%
Mario C. Ventresca, Jr.	30%	60%	120%
Joseph J. Aristone	30%	60%	120%
Andrew M. Ioannou	30%	60%	120%

Corporate Performance Factors and 2018 Performance

At the beginning of 2018, the Compensation Committee set the target for FFO per share at $1.55 per diluted share, which was consistent with the midpoint of our 2018 FFO guidance range announced on February 14, 2018. The Compensation Committee also decided that there should be an approximately 3.0% spread between the target level and each of the threshold and outperformance levels. Accordingly, the threshold and outperformance levels were set at $1.50 per diluted share and $1.60 per diluted share, respectively.

The 2018 FFO per share goals were established at a level slightly below the actual FFO per share for 2017 primarily because of dilution arising out of the sale of assets that were not performing well. These asset sales were consistent with our strategy of improving the quality of our portfolio, and we felt FFO per share goals should be adjusted downward accordingly. The 2018 FFO per share goals were approved with the expectation that there would be a high probability of achieving the threshold, a likelihood of achieving the target and a modest probability of achieving the outperformance level. The FFO per share goals assumed that certain asset sales would occur in 2018 and that no other extraordinary events, such as acquisitions, other dispositions, executive separation costs, losses on hedge ineffectiveness, prepayment penalties or acceleration of deferred financing costs, would occur. As such types of items are inherently unpredictable, the Compensation Committee believes it is more appropriate to retain some discretion to adjust FFO per share up or down to account for such items rather than to be firmly locked into FFO targets that do not reflect the effects of decisions that the Board of Trustees believes are in the best interests of the Company and its shareholders but that adversely affect FFO per share in the period when the event occurs.

We believe that FFO is helpful to management and investors as a measure of operating performance because it excludes various items included in net income that do not relate to or are not indicative of operating performance, such as gains on sales of operating real estate and depreciation and amortization of real estate, among others. FFO is a commonly used measure of operating performance among REITs, and we use FFO as a supplemental non-GAAP measure to compare our performance for different periods to that of our industry peers. NAREIT defines FFO, which is a non-GAAP measure, as net income (computed in accordance with GAAP) excluding gains and losses on sales of operating properties, plus real estate depreciation and amortization, and after adjustments for unconsolidated

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partnerships and joint ventures to reflect funds from operations on the same basis. For a reconciliation of FFO to net income (loss) for 2018, see our Annual Report on Form 10-K for the year ended December 31, 2018 at pages 58-61.

The Compensation Committee expanded the number of strategic goals from 11 in 2017 to 20 in 2018. These goals included: opening anchor replacement stores at six locations, signing new anchor replacement tenants at two locations, completing two identified financing transactions, selling three separate assets (one office space and two land parcels), selling the Company’s interest in an existing joint venture, and achieving six specified “operational excellence” initiatives. The Compensation Committee set the target performance goal at achieving 13 of these 20 strategic objectives, with a threshold goal of ten out of 20 and an outperformance goal of 16 out of 20.

The Compensation Committee also established target Same Store NOI growth of 1.75%, with a threshold goal of 1.25% and an outperformance goal of 2.25%, which were slightly higher than the Same Store NOI growth goals for 2017. NOI and Same Store NOI are non-GAAP financial measures that are derived from real estate revenue (determined in accordance with GAAP, including lease termination revenue), minus property operating expenses (determined in accordance with GAAP), plus our pro rata share of revenue and property operating expenses of our unconsolidated partnership investments. NOI does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (determined in accordance with GAAP) as an indication of our financial performance or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity. It is not indicative of funds available for our cash needs, including our ability to make cash distributions. We believe NOI is helpful to management and investors as a measure of operating performance because it is an indicator of the return on property investment, and provides a method of comparing property performance over time. We believe that net income is the most directly comparable GAAP measure to NOI. NOI excludes other income, general and administrative expenses, provision for employee separation expenses, interest expense, depreciation and amortization, gains on sales of real estate by equity method investees, gain on sale of non-operating real estate, gain on sale of interest in real estate, impairment of assets, project costs and other expenses. Same Store NOI is calculated using retail properties owned for the full periods presented and excludes properties acquired or disposed of or under redevelopment during the periods presented. For a reconciliation of NOI to net income (loss) for 2018, see our Annual Report on Form 10-K for the year ended December 31, 2018 at pages 58-61.

As a fourth performance metric, the Compensation Committee established a target leverage ratio of 53.5%, with a threshold goal of 55.0% and an outperformance goal of 52.0%.

The Compensation Committee determined to weight the performance goals as follows: FFO—35%; Strategic Goals—25%; Same Store NOI Growth—20%; and Leverage—10%. The remaining 10% of the bonus weighting was reserved for the Compensation Committee’s qualitative assessment of executive officer performance as a group. The Compensation Committee felt the weighting distribution among the four goals aligned with the Company’s overall compensation objectives. The executives would be awarded 50% of the applicable weighting percentage for achieving the threshold level of performance for each performance metric, 100% for achieving the target level, and 200% for achieving outperformance level. If the Company’s results were between threshold and target or target and outperformance for a particular performance metric, the weighting for that metric would be interpolated between the applicable thresholds proportionately. The sum of the resulting weighting percentages would determine the overall degree to which the executives performed at threshold, target or outperformance levels.

In January 2019, the Company reported 2018 FFO per diluted share of $1.43, and FFO per diluted share, as adjusted, of $1.54. Adjustments to FFO included impairment of the Wiregrass Commons Mall mortgage loan receivable, provision for employee separation expense, insurance recoveries, and prepayment penalties and accelerated amortization of deferred financing costs. The Compensation Committee felt these adjustments to FFO were appropriate because these items are not indicative of the Company’s operating performance and many were incurred in connection with the pursuit of other strategic objectives. Accordingly, the Compensation Committee determined to increase the FFO per share, as adjusted, for 2018 to $1.54 per share, for purposes of its compensation analysis, which amount fell just shy of the target level of $1.55.

The Compensation Committee determined that the Company had achieved 16 of the 20 identified strategic goals, which met the outperformance level. In particular, the Company (i) opened six anchor replacements; (ii) signed leases for both anchor replacements articulated in the goals; (iii) completed both identified financing transactions—the Fashion District Philadelphia Term Loan and the renewal of the Company’s primary unsecured credit facilities; (iv) sold

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two of the three assets targeted for sale parcel; and (v) achieved four of the six articulated operational excellence initiatives—executed leases for more than four “challenged” spaces. The Company did not achieve the remaining strategic objectives.

The Compensation Committee also determined that Same Store NOI growth for 2018 was only 0.3%, which fell below the threshold level for that performance factor, so no credit was earned by the named executive officers towards their bonus based on that factor. The Company’s leverage ratio at the end of 2018 was 53.84%, which was slightly under target. Lastly, based on the overall performance of the executive officers in working toward these articulated metrics, the Compensation Committee evaluated the performance of the executive officers as a group to be at the outperformance level. In reaching this conclusion, the Compensation Committee placed emphasis on the management team’s success in working together to achieve a broad range of strategic initiatives relating to leasing activity, financing activity and property disposition activity, while continuing to motivate the Company’s employees to pursue the Company’s goals in a challenging retail environment that put downward pressure on short-term operating metrics, such as Same Store NOI, and resulted in additional down-sizing and cost cutting initiatives at the Company in 2018. Notably, on the leasing side, the Company, with the leadership of the executive officers, successfully executed leases for ten separate “challenged” spaces in 2018, far exceeding the strategic goal of four, demonstrating the team’s commitment to the strategic goals and to the Company as a whole.

The following table summarizes (i) the performance factors considered by the Compensation Committee, (ii) their relative weighting, (iii) the threshold, target and outperformance levels, (iv) the Company’s actual performance, and (v) the resulting weighted contribution to the bonus payments:

		Performance Range				Weighted Contribution To Bonus
Metric	Weighting	Threshold (50%)	Target (100%)	Outperformance (200%)	Actual
FFO Per Share	35%	$1.50	$1.55	$1.60	$1.54	31.5%
Strategic Goals	25%	10 of 20	13 of 20	16 of 20	16 of 20	50.0%
Same Store NOI Growth	20%	1.25%	1.75%	2.25%	0.3%	0.0%
Leverage	10%	55.0%	53.5%	52.0%	53.84%	8.9%
Qualitative Performance	10%	5%	10%	20%	20%	20.0%
Composite Weighted Achievement of Performance Metrics						110.4%

In addition to the bonuses paid to the named executive officers pursuant to the annual incentive plan, the Compensation Committee also paid discretionary bonuses to the named executive officers in the amounts listed below. After careful deliberation, the Compensation Committee determined that each of the named executive officer’s commitment to the Company’s long-term goals and vision provided contributions to the Company that were not easily quantified through the annual incentive plan. Rather, these individuals executed on the broader objectives set by the Board to assist the Company in achieving continued success in the long-term. In this challenging retail environment, the Company’s executive officers are tasked with responding to new and changing trends in the retail space and in consumer behavior. These individuals are leading the Company in redefining the mall and responding to such challenges and the Compensation Committee placed an emphasis on ensuring the Company retains its executives.

The following table summarizes the actual annual incentive plan amounts and other bonuses paid to Messrs. Coradino, McCadden, Ventresca, Aristone and Ioannou and with respect to 2018:

		2018 Annual Incentive Plan
	2018 Salary	Target Bonus as Percent of Salary	Actual Bonus as Percentage of Salary Based on Performance	2018 Annual Incentive Plan Bonus	Additional Bonus	Total Bonus Paid
Joseph F. Coradino	$800,000	140%	154.51%	$1,236,107	$150,000	$1,386,107
Robert F. McCadden	$515,000	80%	88.29%	$454,711	$75,000	$529,711
Mario C. Ventresca, Jr.	$390,000	60%	66.22%	$258,258	$116,742	$375,000
Joseph J. Aristone	$360,000	60%	66.22%	$238,392	$111,608	$350,000
Andrew M. Ioannou	$340,000	60%	66.22%	$225,148	$74,852	$300,000

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Long-Term Incentive Awards

Since 2002, long term compensation awards to our named executive officers have consisted solely of equity (except in 2009), divided evenly between performance-based equity awards in the form of restricted share units and time-based equity awards in the form of restricted shares.

Restricted Share Units (“RSUs”)

One-half of the value of the 2018 long term compensation awards was granted in the form of RSUs. Under the 2018 RSU Program, an account is established for each named executive officer as of the grant date and is credited with a number of RSUs computed by dividing the stated value of the award by the 20-day average of the closing prices of a share of PREIT through the day preceding the grant date. Amounts equal to the dividends paid on an equivalent number of shares held as of the applicable record date before the end of the three-year measurement period are deemed to be invested in additional RSUs; however, no dividends are paid unless shares are actually earned at the end of the measurement period. The number of shares earned with respect to half of the RSU award will depend upon the achievement of TSR for the measurement period of January 1, 2018 through December 31, 2020 at specified levels relative to the TSR of component companies in the FTSE Retail REIT Index (the “Index”), which the Company refers to as “Relative TSR.” The Index reflects the total return to the shareholders of a broad cross section of 33 publicly-held retail-specific U.S. REITs. For the first time in 2018, the other half of the RSUs awarded will vest based on the achievement of absolute TSR at certain levels, which the Company refers to as “Absolute TSR.” The Company believes that this mix of Relative TSR and Absolute TSR better complements the Company’s strategic goal of aligning executive performance with actual shareholder returns. If the Company were to continue to use only Relative TSR, it would be relying solely on a measure that may be influenced by many factors that affect peer performance, and do not directly relate to the Company’s performance. TSR was selected as the sole metric for the RSUs because TSR directly measures the financial return to shareholders over a specified period. As a result, these awards to named executive officers are directly aligned with the long-term economic interests of our shareholders.

RSUs will expire without the issuance of any shares if, during the measurement period, a named executive officer’s employment is terminated for “cause” or voluntarily by the named executive officer without “good reason,” as those terms are defined in the named executive officer’s employment agreement, or in the absence of such an agreement, as those terms are defined in the RSU program generally. RSUs will not expire without the issuance of any shares in the event of the termination of a named executive officer’s employment by PREIT without “cause” or by the named executive officer for “good reason,” or in the event of termination of employment due to disability or death. Under such circumstances, the RSUs will remain outstanding and will vest or expire without the issuance of any shares based on the actual TSR (both relative and absolute) as determined at the end of the relevant measurement period, as if the named executive officer had remained an employee.

Relative TSR. The RSUs tied to Relative TSR either vest or expire without the issuance of any shares at the end of the measurement period. A specified percentage of the RSUs in each account on that date will be converted into shares of PREIT and delivered to the named executive officer if the Relative TSR for the measurement period equals or exceeds the 25th percentile of the companies in the Index for the same measurement period. If Relative TSR does not equal at least the 25th percentile of the companies in the Index during the measurement period, the named executive officer’s entire account associated with Relative TSR for that measurement period will expire without the issuance of any shares. If Relative TSR is equal to or above the 25th percentile of companies in the Index during the measurement period, the RSUs (including RSUs resulting from reinvestment of amounts equal to dividends) will vest and there will be issued a number of shares ranging from 50% to 100% (at the 50th percentile of companies in the Index) up to a maximum of 200% (at the 75th percentile of companies in the Index) of the number of RSUs. In the event of a change of control, the measurement period for any outstanding RSU Program would end on the date of the change of control, and shares will become payable under those awards, if at all, based on our Relative TSR performance through that date.

Absolute TSR. Similarly, the RSUs tied to Absolute TSR either vest or expire without the issuance of any shares at the end of the measurement period. The percentage of the RSUs in each account on that date that will be converted into shares of PREIT and delivered to the named executive officer will be determined by multiplying the number of RSUs tied to Absolute TSR by an award multiplier. If the Absolute TSR for the three-year measurement period reflects an Absolute TSR below 15%, the award multiplier shall be 0% and the named executive officer’s entire account associated with Absolute TSR for that measurement period will expire without the issuance of any shares. If Absolute TSR is equal to 15% for that measurement period, the award multiplier shall be 50%. If Absolute TSR for that

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  COMPENSATION

measurement period is equal to 25%, the award multiplier shall be 100%, meaning that the entire amount of RSUs tied to Absolute TSR will vest. If Absolute TSR is equal to 35% or more, the award multiplier shall be 200%. If the Absolute TSR is between any two thresholds (between 15% and 25% or between 25% and 35%), the award multiplier shall be determined by linear interpolation between the applicable endpoints discussed above.

Restricted Shares

The restricted shares awarded to the named executive officers in 2018 vest in three equal installments on or about February 15, 2019, 2020 and 2021, as long as the named executive officer remains an employee on the vesting date. The named executive officers are entitled to receive an amount in cash equal to the amount of dividends that would be paid on unvested time-based restricted shares. While the shares remain unvested: (i) this amount is treated as compensation and is deducted from income in the calculation of earnings per share, and (ii) the named executive officer is entitled to vote the shares.

The use of time-based restricted shares is designed to retain the services of a named executive officer by providing a predictable award for continued service and creating a potentially significant cost to the named executive officer if he were to terminate his employment voluntarily. Moreover, since the award consists of shares which vest over a period of years, the economic interests of the executive in maintaining and enhancing the value of the shares are aligned with the long-term interests of our shareholders.

Vesting of restricted shares accelerates for Mr. Coradino and Mr. McCadden in the event of a “change of control” of PREIT, a termination of their employment by PREIT without “cause,” or a termination of employment by Mr. Coradino or Mr. McCadden for “good reason,” as each of those terms is defined in their respective employment agreements. Unvested restricted shares also vest for Mr. Coradino and Mr. McCadden in the event of termination of employment due to death or disability. Vesting of restricted shares accelerate for Messrs. Ventresca, Aristone and Ioannou in the event of a change of control of PREIT, or in the event of termination of employment due to death or disability.

Share Ownership and Retention Guidelines

Our Board of Trustees has adopted trustee and executive officer share ownership and retention guidelines. These guidelines generally have been incorporated into our Corporate Governance Guidelines, which are available on our website, www.preit.com. Under the guidelines, (i) the Chief Executive Officer is required to own securities of PREIT having an aggregate dollar value equal to five times his base salary, (ii) any other named executive officer is to maintain an aggregate value equal to two times his or her respective base salary and (iii) each non-employee trustee is required to maintain an aggregate value equal to five times his or her respective base annual board retainer. Each named executive officer and each non-employee trustee is to be in compliance with the retention guidelines within five years after becoming such an officer or trustee. Unless and until the preceding ownership levels have been met, the guidelines state that each named executive officer shall retain 100% of the net shares received under an equity-based compensation plan. In addition, even after satisfying the ownership guidelines, each named executive officer is required to retain 50% of the shares received under an equity-based compensation plan for a one year period after the vesting of shares. In 2018, the Company added an additional requirement, that all vesting time-based restricted shares and all shares ultimately awarded at the end of any measurement period under any RSU program, beginning with shares and RSUs granted in 2018, be held for a minimum one year after vesting.

Given recent declines in our share price, certain of our named executive officers and non-employee trustees (many of whom are still in their initial five-year grace period) are not currently in compliance with the above guidelines. We will continue to monitor compliance with these guidelines by our named executive officers and non-employee trustees as their substantial equity holdings are part of our overall goal of aligning their interests with the interests of our shareholders.

Recoupment Policy

We have adopted a policy on recoupment of performance-based compensation in the event of the restatement of our financial statements (also known as a “clawback” policy). The policy has been incorporated into our Corporate Governance Guidelines, which are available on our website, www.preit.com. The policy provides that if the intentional misconduct or fraud of a senior officer or former senior officer (including any of the named executive officers) causes or partially causes us to restate all or a portion of our financial statements, the Board of Trustees may, to the extent

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permitted by applicable law, require the repayment of a portion or all of any cash incentive award, vested restricted shares or other incentive-based compensation paid pursuant to grants made on or after January 1, 2008 to such senior officer or former senior officer and/or may cancel any unvested restricted shares, if (1) the amount or vesting of the incentive-based compensation was calculated based upon, or dependent on, the achievement of financial or operating results that were adversely affected by the restatement, and (2) the amount or vesting of the incentive-based compensation would have been less if the incentive compensation had been determined in light of the financial or operating results as restated.

Anti-Hedging and Anti-Pledging Policy

Trustees and certain officers are prohibited from hedging their positions in our common shares. Trustees and certain officers are prohibited from holding positions in our securities in a margin account (subject to certain grandfathered exceptions), and may only pledge such securities to secure a loan with the prior approval of our Chief Compliance Officer, who must make a determination that the number and value of such securities is not significant relative to the number of outstanding securities of the applicable class, the market value or trading volume of such securities or the individual’s total holdings of our securities.

Severance Payments

Each of the current employment agreements of Mr. Coradino and Mr. McCadden provides for severance payments (including vesting of shares) upon a termination of employment. Messrs. Ventresca, Aristone and Ioannou do not have employment agreements with the Company; however, severance provisions for Messrs. Ventresca, Aristone and Ioannou are provided in the PREIT Services, LLC Severance Pay Plan for Certain Officers, as modified by letter agreements with each. The severance arrangements are described under “2018 Executive Compensation—Potential Payments Upon Termination or Change of Control” beginning on page 43. The total payments and benefits listed in that section and the balance in the non-qualified retirement plans for a particular named executive officer shown on page 42 represent the total value that a named executive officer would have received if such officer’s employment had terminated on December 31, 2018 under the circumstances discussed beginning on page 43. The severance arrangements are designed to discourage named executive officers from voluntarily terminating their employment to accept other employment opportunities. In the case of a possible change of control, the severance arrangements also serve to encourage named executive officers to remain focused on their duties during a period of uncertainty. A so-called “double trigger” requirement applies to severance payable on account of a termination of employment in connection with a change of control for named executive officers. Accordingly, there must be both a change of control (as defined in the applicable employment agreement) and a timely termination of the named executive officer’s employment in order for any severance payments to be made to those officers, although all restricted shares will vest upon a change in control, and shares will become payable under RSU Programs, if at all, based on our TSR performance through the date of the change in control. The function of a double trigger on cash severance payments is to encourage the named executive officers to remain in our employment or in the employment of our successor in the event that the acquiror does not alter the material conditions of employment as reflected by the events that would give rise to a good reason termination.

In the event of a termination of employment without cause or for good reason within specified periods before or after a change of control, none of the named executive officers, other than Mr. McCadden, has the right to receive any reimbursement for excise tax payments that may arise under Section 4999 of the Code. Pursuant to an agreement entered into several years ago that has not otherwise been required to be amended, Mr. McCadden is entitled to receive, in addition to the amount otherwise payable upon termination for such events, an amount necessary to pay some or all of the excise tax on “excess parachute payments” imposed by Section 4999 of the Code. Mr. McCadden is entitled to receive a sum equal to one-half of the excise tax payment. In no case is the amount of the additional payment “grossed-up” to cover taxes assessed upon the additional payment.

Share Trading Restrictions

Officers and trustees are subject to “blackout” restrictions that prohibit trading in our securities beginning ten days prior to the end of a fiscal quarter and ending on the third business day after the public release of the results for the fiscal period, unless purchases and sales are made under a plan complying with Rule 10b5-1 under the federal securities laws.

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  COMPENSATION

Non-Qualified Retirement Plans

An unfunded, non-qualified retirement plan has been established for each of Mr. Coradino and Mr. McCadden. A specified sum that varies under each plan is credited to each account at the beginning of the year. The amount credited to each account is based on the employment agreement between the Company and each of Mr. Coradino and Mr. McCadden, and such required annual contribution is set forth in footnote (4) to the Summary Compensation Table. Interest has accrued on the credited amounts at 10% compounded annually, although for Mr. Coradino, this accrual rate dropped to 5% beginning January 1, 2012 in connection with the negotiation and amendment of his employment agreement in connection with him becoming our Chief Executive Officer. The account is payable to each of Mr. Coradino and Mr. McCadden within 60 days of termination of employment irrespective of the cause for termination (subject to any required delay under Section 409A of the Code). The table on page 42 lists the amounts credited to the accounts of Mr. Coradino and Mr. McCadden.

Deferred Compensation

We do not offer a deferred compensation program under which our senior executives can elect to defer any portion of their cash compensation. We have permitted recipients of RSUs to defer receipt of the shares earned thereunder. As described above in the section entitled “Non-Qualified Retirement Plans,” we also provide non-elective deferred compensation, as specified in the employment agreements of certain of the named executive officers, which is based solely on employer contributions and credits.

No Perquisites

We do not provide significant perquisites or personal benefits to any of our named executive officers.

Benefits Generally Available to Employees

The named executive officers are entitled to participate in our 401(k) Plan, which is generally available to all of our employees. We match a portion of the contributions of the named executive officers up to specified limits on the same terms as apply to other employees. The named executive officers are also entitled to participate in various insurance programs generally available to our employees, including medical, dental, vision, disability and life insurance.

Accounting and Tax Considerations

The RSUs and restricted share grants for 2018 are subject to Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation. Under FASB ASC Topic 718, these equity classified awards are measured at grant date fair value determined as described in footnote (1) to the 2018 Summary Compensation Table and not subsequently remeasured. The grant date fair value of an equity-classified award is expensed in our statements of operations over the relevant service period. For tax purposes, however, the equity awards are not deductible prior to the date on which they vest (or in the case of RSUs, prior to the date that shares are issued in respect thereof). Irrespective of when payments are made, the amounts paid under the annual cash incentive opportunity awards were expensed in our statements of operations for the year during which the amounts were earned. The Compensation Committee is aware of the accounting and tax treatment accorded to the equity and cash awards and total cash compensation generally, but the treatment has not been a significant factor in our compensation programs or in the decisions of the Compensation Committee concerning the amount or type of equity award.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on the Compensation Committee’s review and discussion of the Compensation Discussion and Analysis with management, the Compensation Committee recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this Proxy Statement.

SUBMITTED BY THE

EXECUTIVE COMPENSATION AND

HUMAN RESOURCES COMMITTEE OF THE

BOARD OF TRUSTEES

Michael J. DeMarco, Chair

Leonard I. Korman

Charles P. Pizzi

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  COMPENSATION

2018 EXECUTIVE COMPENSATION

2018 Summary Compensation Table

The following table shows information concerning the compensation recorded by PREIT for the three most recent fiscal years for PREIT’s Chief Executive Officer, Chief Financial Officer and other named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Grant Date Fair Value of Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Joseph F. Coradino — Chief Executive Officer and Trustee	2018	800,000	150,000	2,644,639	1,236,107	15,305	61,000	4,907,051
	2017	750,000	0	1,648,674	1,252,336	19,419	60,800	3,731,229
	2016	750,000	163,891	1,870,776	1,012,500	22,009	60,600	3,879,776
Robert F. McCadden — Executive Vice President and Chief Financial Officer	2018	515,000	75,000	934,692	454,711	50,169	36,000	2,065,572
	2017	499,260	0	698,400	494,018	47,781	35,800	1,775,259
	2016	499,260	37,314	792,474	399,408	44,680	35,600	1,808,736
Mario C. Ventresca, Jr. — Executive Vice President, Operations	2018	390,000	116,742	404,466	258,258	0	11,000	1,180,466
	2017	375,000	96,703	299,761	278,297	0	10,800	1,060,561
	2016	350,000	140,000	317,460	210,000	0	10,600	1,028,060
Joseph J. Aristone — Executive Vice President, Leasing	2018	360,000	116,608	373,370	238,392	0	11,000	1,099,370

Andrew M. Ioannou — Executive Vice President, Finance and Acquisitions	2018	340,000	74,852	352,623	225,148	0	11,000	1,003,623
	2017	322,000	61,036	257,382	238,964	0	10,800	890,182
	2016	312,000	50,455	283,004	187,200	0	10,600	843,259

(1)

The amounts shown in the Grant Date Fair Value of Stock Awards column represent the aggregate grant date fair value of stock awards granted during the year, as computed in accordance with Topic 718, excluding the effect of estimated forfeitures. Generally, the aggregate grant date fair value is the amount that PREIT expects to expense in its financial statements over the award’s vesting schedule. The amounts shown reflect PREIT’s accounting expense and do not correspond to the actual value that will be realized by the named executive officers. Valuations with respect to awards of time-based restricted shares are reflected in the tables based on the average of the high and low sale prices of a PREIT common share on the date of grant. Valuations with respect to grants of performance-based awards are reflected in the tables as determined using a Monte Carlo simulation probabilistic valuation model. With respect to the performance-based RSUs, if the highest level of performance were to be achieved, then the number of shares that would be received in respect of such RSUs would be 200% of the number of RSUs granted (plus any additional RSUs deemed acquired as a result of reinvestment of amounts equal to dividends paid on an equivalent number of shares), and the grant date value of such awards (using the original stated value of the RSUs and not including any value attributable to RSUs deemed to be acquired in connection with the subsequent reinvestment of amounts equal to dividends paid on an equivalent number of shares) would have been as follows: Joseph F. Coradino—$3,545,352, Robert F. McCadden— $828,912, Mario C. Ventresca, Jr.—$358,692, Joseph J. Aristone—$331,116, and Andrew M. Ioannou—$312,716. See “—2018 Grants of Plan-Based Awards.” Whether the named executive officers will receive any shares in respect of the performance-based awards (RSUs) depends on whether PREIT achieves certain relative

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performance (TSR) objectives. For information regarding significant factors, assumptions and methodologies used in our computations pursuant to Topic 718 with respect to awards of RSUs, which assumptions included no expirations without the issuance of any shares, see Note 8, “Share Based Compensation,” to PREIT’s consolidated financial statements included in PREIT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(2)

The amounts shown in the Non-Equity Incentive Plan Compensation column are comprised of amounts paid in respect of the annual incentive plan, as determined by the Compensation Committee in accordance with the plan and the awards thereunder; see “Compensation—Compensation Discussion and Analysis—Components of Executive Compensation—Cash Incentive Compensation.” The payments are generally made early in the following year. For 2018, these awards were generally made at 10.4% above the target level, with discretionary amounts paid separately to the named executive officers reported in the “Bonus” column.

(3)

The amounts shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column represent the above-market portion, which is the amount in excess of 120% of the applicable federal rate, of the interest earned on nonqualified deferred compensation plans of the named executive officers, which is credited as follows: (a) at a rate of 5% compounded annually for Mr. Coradino, and (b) at a rate of 10% compounded annually for Mr. McCadden, on the cumulative balance held in such officer’s supplemental retirement plan account. Messrs. Ventresca, Aristone and Ioannou do not participate in the supplemental executive retirement plan. The applicable federal rate for long term, annual compounding was 3.07% as of December 2018.

(4)	The amounts shown in 2018 All Other Compensation are comprised of the following:

	Non-Qualified Retirement Plan Company Contributions ($)	Qualified Plan – 401(k) Company Contributions ($)	Total All Other Compensation ($)
Joseph F. Coradino	50,000	11,000	61,000
Robert F. McCadden	25,000	11,000	36,000
Mario C. Ventresca, Jr.	0	11,000	11,000
Joseph J. Aristone	0	11,000	11,000
Andrew M. Ioannou	0	11,000	11,000

Employment Agreements

Joseph F. Coradino

Joseph F. Coradino’s employment agreement with PREIT was amended effective June 7, 2012, in connection with Mr. Coradino’s appointment as the Chief Executive Officer of PREIT. The initial term of Mr. Coradino’s agreement was two years from June 7, 2012, extending year-to-year thereafter unless either party gives notice at least 120 days in advance of any expiration date that the term will not be renewed. Mr. Coradino is entitled to participate in cash and equity incentive programs of PREIT as determined by the Compensation Committee. The annual credit to Mr. Coradino’s fully vested supplemental retirement account is $50,000 and the interest accruing on the account is 5.0% per year, compounded annually. The amounts credited to the supplemental retirement plan as of December 31, 2004 (plus earnings thereon) are payable to Mr. Coradino or his beneficiaries within 60 days of the termination of his employment for any reason. The amounts credited to the supplemental retirement plan on and after January 1, 2005 are payable to Mr. Coradino or his beneficiaries within 60 days of the termination (as defined in the employment agreement to effect compliance with or exemption from Section 409A of the Code) of his employment for any reason, subject to a required delay for some payments pursuant to regulations under Section 409A of the Code. The agreement provides for the nomination of Mr. Coradino as a candidate for election to the Board of Trustees so long as his employment under the agreement has not terminated.

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  COMPENSATION

Robert F. McCadden

Robert F. McCadden’s employment agreement with PREIT was amended and restated effective as of December 30, 2008 for an initial term through December 31, 2009, and extending year-to-year thereafter unless either party gives notice at least 120 days in advance of any expiration date that the term will not be renewed. Under the agreement, Mr. McCadden serves as Executive Vice President and Chief Financial Officer of PREIT. Mr. McCadden is entitled each year to participate in PREIT’s cash and equity incentive programs as determined by the Compensation Committee. PREIT is obligated to credit $25,000 per year to a supplemental retirement plan account that accrues interest at the rate of 10% per year, compounded annually. The amounts credited to the supplemental retirement plan as of December 31, 2004 (plus earnings thereon) are payable to Mr. McCadden or his beneficiaries within 60 days of the termination of his employment for any reason. The amounts credited to the supplemental retirement plan on and after January 1, 2005 are payable to Mr. McCadden or his beneficiaries within 60 days of the termination (as defined in the employment agreement to effect compliance with or exemption from Section 409A of the Code) of his employment for any reason, subject to a required delay for some payments pursuant to regulations under Section 409A of the Code.

Mario C. Ventresca, Jr.

Mario C. Ventresca, Jr. does not have a separate employment agreement with PREIT, though he generally participates in PREIT’s cash and equity incentive programs as determined by the Compensation Committee. As an officer of PREIT Services, LLC, he participates in the PREIT Services, LLC Severance Pay Plan for Certain Officers (the “Severance Plan”), however, the amounts that Mr. Ventresca would receive under that plan have been amended by a separate letter agreement entered into on May 8, 2013. The letter agreement relates specifically to severance benefits upon termination following a change of control and is discussed in “Potential Payments Upon Termination or Change of Control,” beginning on page 43.

Joseph J. Aristone

Joseph J. Aristone does not have a separate employment agreement with PREIT, though he generally participates in PREIT’s cash and equity incentive programs as determined by the Compensation Committee. As an officer of PREIT Services, LLC, he participates in the Severance Plan, however, the amounts that Mr. Aristone would receive under that plan have been amended by a separate letter agreement entered into on May 8, 2013. The letter agreement relates specifically to severance benefits upon termination following a change of control and is discussed in “Potential Payments Upon Termination or Change of Control,” beginning on page 43.

Andrew M. Ioannou

Andrew M. Ioannou does not have a separate employment agreement with PREIT, though he generally participates in PREIT’s cash and equity incentive programs as determined by the Compensation Committee. As an officer of PREIT Services, LLC, he participates in the Severance Plan, however, the amounts that Mr. Ioannou would receive under that plan have been amended by a separate letter agreement entered into on May 8, 2013. The letter agreement relates specifically to severance benefits upon termination following a change of control and is discussed in “Potential Payments Upon Termination or Change of Control,” beginning on page 43.

Named Executive Officers Generally

Each of the employment agreements for Joseph F. Coradino and Robert F. McCadden also provides for certain severance and other benefits upon certain terminations of employment, as well as certain non-competition/non-solicitation obligations of the executive. The Severance Plan and related letter agreements for Messrs. Ventresca, Aristone and Ioannou similarly provide for certain severance and other benefits upon termination of employment. See “Potential Payments Upon Termination or Change of Control,” beginning on page 43, for a description of all such benefits and obligations.

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2018 Grants of Plan-Based Awards

The following table shows information concerning grants of plan-based awards made by PREIT in 2018 to PREIT’s Chief Executive Officer, Chief Financial Officer and other named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph F. Coradino	2018	560,000	1,120,000	2,240,000
	1/19/2018				54,813	109,626	219,252		1,172,671
	1/19/2018							109,626	1,471,968
	Total	560,000	1,120,000	2,240,000	54,813	109,626	219,252	109,626	2,644,639
Robert F. McCadden	2018	206,000	412,000	824,000
	1/19/2018				19,373	38,745	77,490		414,456
	1/19/2018							38,745	520,236
	Total	206,000	412,000	824,000	19,373	38,745	77,490	38,745	934,692
Mario C. Ventresca, Jr.	2018	117,000	234,000	468,000
	1/19/2018				8,383	16,766	33,532		179,346
	1/19/2018							16,766	225,120
	Total	117,000	234,000	468,000	8,383	16,766	33,532	16,766	404,466
Joseph J. Aristone	2018	108,000	216,000	432,000
	1/19/2018				7,739	15,477	30,954		165,558
	1/19/2018							15,477	207,812
	Total	108,000	216,000	432,000	7,739	15,477	30,954	15,477	373,370
Andrew M. Ioannou	2018	102,000	204,000	408,000
	1/19/2018				7,309	14,617	29,234		156,358
	1/19/2018							14,617	196,265
	Total	102,000	204,000	408,000	7,309	14,617	29,234	14,617	352,623

(1)

The amounts shown under Estimated Future Payouts Under Non-Equity Incentive Plan Awards represent the potential threshold, target and outperformance awards under the 2018 annual cash incentive compensation plan based on specified corporate performance metrics.

(2)

The numbers shown under Estimated Future Payouts Under Equity Incentive Plan Awards represent the number of shares issuable in connection with the RSUs, not including RSUs resulting from the deemed investment of amounts equal to dividends paid on an equivalent number of common shares. See “Performance-based Programs—Restricted Share Unit Program.” The recipient is not entitled to any voting rights in connection with the RSUs. See “Compensation Discussion and Analysis” for a discussion of the objectives of the RSUs. Whether the named executive officers will receive any shares in respect of the RSUs depends on whether PREIT achieves certain relative performance (TSR) objectives. If the measurement period had ended on December 31, 2018, PREIT would not have met the objectives for the 2017 or 2018 RSU grants.

(3)

The numbers shown under All Other Stock Awards represent the number of time-based restricted shares granted under PREIT’s Second Amended and Restated 2003 Equity Incentive Plan. These shares will vest in three equal annual installments beginning on or about February 15th of the year after the date of grant, subject to continued employment. During the period that the restricted shares have not vested, the recipient is entitled to vote the shares and to receive an amount equal to the dividends that would have been paid on the shares if they were vested. PREIT made cash distributions to all holders of common shares of $0.84 per share in 2018. In February 2019, PREIT’s Board of Trustees declared a quarterly cash dividend of $0.21 per share payable in March 2019.

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  COMPENSATION

(4)

The amounts shown in the Grant Date Fair Value of Stock and Option Awards column represent the fair value of the awards on the date of grant, as computed in accordance with Topic 718, excluding the effect of estimated forfeitures. Valuations with respect to grants of performance-based awards are reflected in the tables as determined using a Monte Carlo simulation probabilistic valuation model. Whether the named executive officers will receive any shares in respect of the performance-based awards (RSUs) depends on whether PREIT achieves certain relative performance (TSR) objectives. For information regarding significant factors, assumptions and methodologies used in our computations pursuant to Topic 718 with respect to grants of RSUs, see Note 8, “Share Based Compensation,” to PREIT’s consolidated financial statements included in PREIT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Valuations with respect to awards of time-based restricted shares are reflected in the tables based on the average of the high and low sale prices of a PREIT common share on the date of grant.

Performance-Based Programs

Restricted Share Unit (“RSU”) Programs

In 2016, 2017 and 2018, the Compensation Committee made awards in the form of market-based performance contingent restricted share units, or RSUs, under the 2016-2018 Restricted Share Unit Program (for grants made in 2016), the 2017-2019 Restricted Share Unit Program (for grants made in 2017), and the 2018-2020 Restricted Share Unit Program (for grants made in 2018). The RSUs represent the right to earn common shares in the future depending on PREIT’s total shareholder return, or TSR, for the three year period (the “Measurement Period”) ended December 31, 2018 (for grants made in 2016), ending December 31, 2019 (for grants made in 2017) and ending December 31, 2020 (for grants made in 2018) relative to the TSR for the applicable Measurement Period of the component companies in a specified REIT Index (the “Index”) for those periods. In the case of the RSU awards made in 2018, only one-half of the award was based on the Company’s TSR relative to the Index, with the other one-half of the RSU award being based on the Company’s absolute level of TSR at certain thresholds. Dividends paid by PREIT during the Measurement Period are deemed to be invested in additional RSUs for the account of the named executive officer at the 20-day average closing price of a share of PREIT ending on the dividend payment date. If TSR is equal to or above the 25th percentile of companies in the Index during the Measurement Period, the RSUs based on the Company’s TSR relative to the Index (including RSUs resulting from reinvestment of amounts equal to dividends) will vest and there will be issued a number of shares ranging from 50% up to a maximum of 200% (at or above the 75th percentile of companies in the Index) of the number of RSUs. The RSUs tied to the Company’s absolute level of TSR are eligible to vest based on an award multiplier ranging from 0% (if such absolute level of TSR is below 15%), in which case no RSUs tied to this measurement vest, to 200% (if such absolute level of TSR is equal to 35% or more). The Measurement Periods for the 2016-2018 RSU Program and the 2017-2019 RSU Program are still in progress; accordingly, it cannot yet be determined what portion, if any, of the RSUs granted under those programs will be earned.

Except if there is a change of control, participants may elect to defer delivery of all or a portion of the shares to be awarded to such participant until separation from service or a specified date chosen by the participant. If a participant elects to defer delivery until separation from service, PREIT must deliver the shares to participants who are “specified employees,” as defined in Section 409A of the Code, upon the earlier of six months after separation from service or death. Participants who elect to defer delivery of their shares will have dividend equivalents credited on their deferred shares which will be reinvested in notional shares (on which dividend equivalents will also be credited and so reinvested). A participant who has elected to defer delivery of his or her shares may elect to receive the shares prior to the scheduled delivery date in the event of an unforeseeable emergency.

If, prior to the last day of the Measurement Period, the named executive officer’s employment is terminated by PREIT for a reason other than cause or by the named executive officer for good reason or because of the death or disability of the named executive officer, the named executive officer will remain eligible to receive shares under the program as if his employment had not terminated. If the named executive officer’s employment is terminated for any other reason, the named executive officer will forfeit all of the RSUs.

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  COMPENSATION

Outstanding Equity Awards at 2018 Fiscal Year End

The following table shows information concerning outstanding equity awards at December 31, 2018, including both awards subject to market-based performance conditions and time-based awards, made by PREIT to its Chief Executive Officer, Chief Financial Officer and other named executive officers.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Joseph F. Coradino	167,494	994,914	188,334	1,118,704
Robert F. McCadden	63,258	375,753	71,400	424,116
Mario C. Ventresca, Jr.	27,062	160,748	30,795	182,922
Joseph J. Aristone	23,982	142,453	28,221	167,633
Andrew M. Ioannou	23,561	139,952	26,681	158,485

(1)

The numbers shown under Number of Shares or Units of Stock That Have Not Vested represent the number of time-based restricted shares granted under PREIT’s Second Amended and Restated 2003 Equity Incentive Plan and, going forward, the 2018 Equity Incentive Plan. These shares will vest in three equal annual installments beginning on or about February 15th of the year after the date of grant, subject to continued employment. The vesting dates of the shares shown in this column are as follows:

Vesting Date	Joseph F. Coradino	Robert F. McCadden	Mario C Ventresca, Jr.	Joseph J. Aristone	Andrew M. Ioannou
2/15/2019	74,752	29,101	12,311	10,424	10,748
2/18/2020	56,200	21,242	9,163	8,399	7,941
2/16/2021	36,542	12,915	5,588	5,159	4,872
Total	167,494	63,258	27,062	23,982	23,561

(2)	The market value of shares is based upon the closing market price per share of PREIT’s common shares as of December 31, 2018 of $5.94

(3)

The amounts shown under Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested represent the aggregate of the number of RSUs, including RSUs “acquired” as a result of the application of dividends deemed credited to the account of the named executive officer. The amount shown represents the percentage of RSUs that will be earned and delivered as shares: under both the 2017 RSU plan and the 2018 RSU plan, assuming PREIT’s TSR is at the target level. No shares are included with respect to the 2016-2018 RSU plan as the performance criteria was not satisfied and no shares were issued. The vesting or expiration dates of the RSUs shown in this column are as follows:

	Joseph F. Coradino	Robert F. McCadden	Mario C. Ventresca, Jr.	Joseph J. Aristone	Andrew M. Ioannou
(Shown at target — 100%) Expiration Date
12/31/2019	68,930	29,200	12,533	11,363	10,761
12/31/2020	119,404	42,200	18,262	16,858	15,920
Total	188,334	71,400	30,795	28,221	26,681

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  COMPENSATION

2018 Option Exercises and Stock Vested

The following table shows information concerning the 2018 issuance of shares in respect of performance-based RSUs and the 2018 vesting of restricted shares awarded to PREIT’s Chief Executive Officer, Chief Financial Officer and other named executive officers. There were no share options exercised by PREIT’s Chief Executive Officer, Chief Financial Officer or other named executive officers in 2018.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Joseph F. Coradino	50,558	$518,978
Robert F. McCadden	21,965	$225,471
Mario C. Ventresca, Jr.	8,801	$90,342
Joseph J. Aristone	6,675	$68,519
Andrew M. Ioannou	7,938	$81,484

(1)	The amounts shown in the Number of Shares Acquired on Vesting column represent the vesting of time-based restricted shares. No shares were issued in association with the 2016-2018 RSU plan.

Pension Benefits

None of our named executive officers participate in or have accrued benefits under qualified or non-qualified defined benefit plans sponsored by us.

2018 Nonqualified Deferred Compensation

The following table shows information concerning contributions, earnings, distributions and balances under non-qualified defined contribution and other deferred compensation plans maintained for PREIT’s Chief Executive Officer, Chief Financial Officer and other named executive officers.

Name	Registrant Contributions In Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Joseph F. Coradino	50,000	58,151	—	1,221,164
Robert F. McCadden	25,000	79,431	—	873,743
Mario C. Ventresca, Jr.	—	—	—	—
Joseph J. Aristone	—	—	—	—
Andrew M. Ioannou	—	—	—	—

(1)	The amounts reported in the Other column are reported in the Summary Compensation Table under All Other Compensation.

(2)

The above-market portions of the amounts reported in this column are included in the Summary Compensation Table under Change in Pension Value and Nonqualified Deferred Compensation Earnings, to the extent they exceed 120% of the prevailing long term applicable federal rate.

(3)

Of the amounts reported, the following were previously reported as compensation to the respective named executive officers in the Summary Compensation Table prior to 2018: Joseph F. Coradino ($852,886) and Robert F. McCadden ($616,235).

See “—Employment Agreements” for a description of the material terms of the supplemental retirement plans of the named executive officers.

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  COMPENSATION

Potential Payments Upon Termination or Change of Control

Following is a summary of the arrangements that provide for payment to a named executive officer at, following or in connection with any termination, including resignation, severance, retirement or constructive termination, or in connection with a change of control or a change in the named executive officer’s responsibilities.

Termination by Us Without Cause, Termination by a Senior Executive for Good Reason or Our Election Not to Renew the Employment Agreement Not Associated with a Change in Control.

If we terminate Joseph F. Coradino’s or Robert F. McCadden’s employment for a reason other than for “cause,” which is generally defined to include fraud in connection with his employment, theft of PREIT funds, acts which are grounds for termination under our Code of Business Conduct and Ethics, indictment for a crime of moral turpitude, breach of confidentiality or non-competition obligations, continued failure to perform duties 30 days after a written demand specifying the nature of the failure, or repeated abuse of alcohol or drugs, or if either of them terminates his employment with us for “good reason,” which includes PREIT’s material breach of its obligations to him under his employment agreement, a material change in the geographic location at which he provides services, or a material diminution in his authority, duties or responsibilities (in each case, after 30 days written notice and failure to cure); and in the case of Joseph F. Coradino, he is not nominated for election as a trustee, then:

•	He will be entitled to (less applicable withholding taxes):

•	all earned but unpaid amounts under the employment agreement; and

•

for Mr. Coradino, a cash lump sum severance payment equal to 1.1 times the sum of (x) his then-current base salary (such amount being discounted to present value) plus (y) an amount calculated by multiplying such then-current base salary by the average percentage of base salary paid as a bonus in the last three calendar years;

•

for Mr. McCadden, a cash lump sum severance payment equal to two times the sum of (x) his then-current base salary (such amount being discounted to present value) plus (y) an amount calculated by multiplying such then-current base salary by the average percentage of base salary paid as a bonus to him in the last three calendar years;

•

in the case of Mr. Coradino, he and his spouse and dependents will continue to receive medical benefits for two years, and in the case of Mr. McCadden, he and his spouse and dependents will continue to receive such benefits for one year, in each case to the extent PREIT was paying for such benefits prior to such termination; and

•	the vesting of any restricted shares.

Mario C. Ventresca, Jr. is an executive officer of the Company. He does not have an employment agreement with the Company, but is covered by the PREIT Services, LLC Severance Pay Plan for Certain Officers (effective January 1, 2007) (the “Severance Plan”). Under this plan, if Mr. Ventresca is terminated other than for cause or he resigns for “good reason,” he would receive payment (A) in the amount equal to the greater of (i) 16 weeks of pay or (ii) four weeks of play plus two weeks of pay for each year of service credited to Mr. Ventresca under the plan, plus (B) a pro-rated bonus amount equal to the average of the last two bonuses that he received prior to his termination date multiplied by the portion of the year worked prior to termination, as set forth in the plan. As of December 31, 2018, Mr. Ventresca had 24 years of service credited under the plan and therefore would receive 52 weeks of pay under the plan for a termination other than for cause. In addition, if Mr. Ventresca is eligible for and elects to receive COBRA coverage, the Company will pay his premiums for medical and dental coverage for 52 weeks. As described in the Severance Plan, “good reason” means resigning because the employee declines to relocate to a new principal office that is more than 50 miles from his or her primary residence and at least 20 miles further from such residence than the employee’s current principal office.

Similarly, Joseph J. Aristone is an executive officer of the Company. He does not have an employment agreement with the Company, but is covered by the Severance Plan. If Mr. Aristone is terminated other than for cause or he resigns for “good reason,” he would receive payment (A) in the amount equal to the greater of (i) 16 weeks of pay or (ii) four weeks of play plus two weeks of pay for each year of service credited to Mr. Aristone under the plan, plus (B) a prorated bonus amount equal to the average of the last two bonuses that he received prior to his termination date, multiplied by the portion of the year worked prior to termination, as set forth in the plan. As of December 31, 2018, Mr. Aristone had

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  COMPENSATION

24 years of service credited under the plan and therefore would receive 52 weeks of pay under the plan for a termination other than for cause. In addition, if Mr. Aristone is eligible for and elects to receive COBRA coverage, the Company will pay his premiums for medical and dental coverage for 52 weeks.

In addition, Andrew M. Ioannou is an executive officer of the Company. He does not have an employment agreement with the Company, but is covered by the Severance Plan. Like Mr. Ventresca, under this plan, if Mr. Ioannou is terminated other than for cause or he resigns for “good reason,” he would receive payment (A) in the amount equal to the greater of (i) 16 weeks of pay or (ii) four weeks of play plus two weeks of pay for each year of service credited to Mr. Ioannou under the plan, plus (B) a prorated bonus amount equal to the average of the last two bonuses that he received prior to his termination date, multiplied by the portion of the year worked prior to termination, as set forth in the plan. As of December 31, 2018, Mr. Ioannou had 17 years of service credited under the plan and therefore would receive 38 weeks of pay under the plan for a termination other than for cause. In addition, if Mr. Ioannou is eligible for and elects to receive COBRA coverage, the Company will pay his premiums for medical and dental coverage for 38 weeks.

Termination by Us for Cause

If we terminate the employment of Mr. Coradino or Mr. McCadden for cause, then:

•	PREIT will pay to him (less applicable withholding taxes) all earned but unpaid amounts under the employment agreement;

•	he and his spouse and dependents will have rights under PREIT’s health plans as provided by COBRA; and

•

he will not engage in, have an interest in or in any way be affiliated with any entity that engages within 25 miles of any property owned by PREIT in any activity that competes with the activity of PREIT for one year following such termination.

Messrs. Ventresca, Aristone and Ioannou will not receive any benefits under the Severance Plan if they are terminated for cause.

Death or Disability

Under our employment agreement with each of Mr. Coradino and Mr. McCadden, if he dies during the term of his employment agreement, or if he is unable to perform his duties for 120 days during any 150-day period (“disability”) and PREIT elects to terminate his employment, then:

•	He will be entitled to (less applicable withholding taxes):

•

in the case of disability, a cash lump sum payment equal to two times (in the case of Mr. Coradino) or one times (in the case of Mr. McCadden) the sum of (x) his then-current base salary minus (y) amounts reasonably projected to be paid to him under disability insurance policies for the 24-month period (in the case of Mr. Coradino) or 12-month period (in the case of Mr. McCadden) immediately following his termination of employment (such amounts being discounted to present value);

•	in the case of death, his base salary for a period of 24 months (in the case of Mr. Coradino) or 12 months (in the case of Mr. McCadden), paid in accordance with PREIT’s normal payroll practices;

•	all earned but unpaid amounts under the employment agreement;

•

if PREIT achieves its specified performance target(s), the pro rata portion of any amount payable under the annual cash incentive plan with respect to the year of termination that he would have earned had he remained employed with us;

•	the vesting of all unvested restricted shares that vest solely based on the passage of time and his continued employment; and

•

he, his spouse and dependents will continue to receive medical benefits for the 24-month period (in the case of Mr. Coradino), or 12-month period (in the case of Mr. McCadden) immediately following his termination of employment to the extent PREIT was paying for such benefits prior to such death or disability.

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  COMPENSATION

Messrs. Ventresca, Aristone and Ioannou will not receive benefits under the Severance Plan in event of death, but (i) all unvested restricted shares that vest solely based on the passage of time and continued employment will vest, and (ii) if either of them had begun to receive severance benefits at the time of death, the remaining amounts due would be paid in a lump sum to that person’s estate.

Voluntary Termination

If Mr. Coradino or Mr. McCadden voluntarily terminates his employment, PREIT will pay to him (less applicable withholding taxes) all earned but unpaid amounts under his employment agreement, and he will have rights under PREIT’s health plans as provided by COBRA. If Mr. Coradino or Mr. McCadden voluntarily terminates his employment with PREIT (other than for Good Reason, or in the case of Mr. McCadden (i) within 10 calendar days following the date that PREIT provides him with notice of his base salary and bonus eligibility for such fiscal year or (ii) within 10 calendar days following April 10th of the applicable fiscal year, if such compensation notice has not been received as of that date), he will not engage in, have an interest in or in any way be affiliated with any entity that engages, within 25 miles of any property owned by PREIT, in any activity which competes with the activities of PREIT or its affiliates for one year following such termination.

If Mr. Ventresca, Mr. Aristone or Mr. Ioannou voluntarily terminate their employment without good reason, they are not entitled to any benefits under the Severance Plan.

Restricted Share Unit Programs

Under the Company’s performance-based equity programs, if any named executive officer is terminated by PREIT for a reason other than for “cause” or by the executive for “good reason” or because of death or disability, the named executive officer will remain eligible to receive shares under the applicable Restricted Share Unit Programs as if his employment had not terminated. If the named executive officer’s employment is terminated for any other reason, he forfeits his RSUs.

Change of Control

If there is a change of control of PREIT, then:

•

the measurement period for any outstanding RSUs would end on the date of the change of control, and shares underlying such awards will become payable, if at all, based on our relative TSR performance through that date;

•	any restricted shares will vest; and

•

if Mr. McCadden is required to pay any excise taxes imposed under Section 4999 of the Code, PREIT will reimburse Mr. McCadden for one-half of such taxes, provided that such reimbursement will not be grossed up to cover any excise, income or employment taxes assessed on that additional payment; if Mr. McCadden would receive a higher net after-tax benefit by the reduction of his payments and benefits to the minimum extent necessary to ensure that no such excise taxes apply, his payments and benefits shall be so reduced.

If the employment of Mr. Coradino or Mr. McCadden is terminated within six months before or 12 months after a change of control of PREIT without “cause” (including our election not to renew the agreement), or by him for “good reason,” then:

•	He will be entitled to (less applicable withholding taxes):

•	all earned but unpaid amounts under the employment agreement;

•

a lump sum cash payment equal to three times (in the case of Mr. Coradino) or two times (in the case of Mr. McCadden) the sum of (x) his then-current base salary (discounted to present value if such termination occurs within six months before the change of control), plus (y) an amount calculated by multiplying the then-current base salary by the average percentage of base salary paid as a bonus in the last three calendar years; and

•

the executive, his spouse and dependents will continue to receive medical benefits for two years (in the case of Mr. Coradino) or one year (in the case of Mr. McCadden) to the extent PREIT was paying for such benefits prior to termination.

If Mr. Ventresca, Mr. Aristone or Mr. Ioannou is terminated in connection with a change of control because (i) he is not offered a position with the successor company, (ii) he declines an offered position that is more than 50 miles from his

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  COMPENSATION

primary residence (and at least 20 miles further from such residence than his current principal office), or (iii) he declines a position because the base salary of the position is less than he then-current base salary and/or the position does not include participation in a comparable bonus program, then PREIT will pay him (less applicable withholding taxes) an amount equal to 104 weeks of pay, plus an amount equal to the average of the last two bonuses that he received prior to his termination date, multiplied by two. In addition, if Mr. Ventresca, Mr. Aristone or Mr. Ioannou is eligible for and elects to receive COBRA coverage, the Company will pay his premiums for medical and dental coverage for 52 weeks.

All Terminations of Employment

As described above under “—Employment Agreements,” the amounts credited to the supplemental retirement plan of Mr. Coradino and Mr. McCadden as of December 31, 2004 (plus earnings thereon) are payable within 60 days of the termination of employment for any reason. The amounts credited to the supplemental retirement plan of Mr. Coradino and Mr. McCadden on and after January 1, 2005 are payable within 60 days of the termination (as defined in the employment agreement to effect compliance with or exemption from Section 409A of the Code) of employment for any reason, subject to a required delay for some payments pursuant to regulations under Section 409A of the Code. As these amounts are provided in the event of any termination of employment and are disclosed above, such amounts are not included in the amounts set forth in the tables below. See “—2018 Nonqualified Deferred Compensation.”

Assuming Joseph F. Coradino’s employment was terminated under each of these circumstances on December 31, 2018 and/or there was a change of control of PREIT, and without taking into account any value assigned to Mr. Coradino’s covenant not to compete or separation agreement and release, such payments and benefits would have had an estimated value of:

				Value of Accelerated Equity and Performance Awards ($)
Joseph F. Coradino	Lump Sum(1)/ Base Salary ($)		Bonus ($)	Performance Based(3)	Time Based	Other(2) ($)	Total ($)
Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Not Associated With a Change of Control	857,755		1,316,569	0	994,914	19,897	3,189,135
Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Associated With a Change of Control	2,400,000	(4)	3,590,642	0	994,914	19,897	7,005,453
Death	1,600,000		1,120,000	0	994,914	19,897	3,734,811
Disability	1,184,621		1,120,000	0	994,914	19,897	3,319,432
Change of Control (without regard to a termination of employment)	0		0	0	994,914	0	994,914

(1)

The amounts set forth in the Lump Sum/Base Salary column are paid in a lump sum upon the occurrence of a listed event, provided that the payment of the amount payable upon the termination of Mr. Coradino’s employment in the case of his death will instead be made as a base salary continuation over the 24 month period following his death.

(2)	The amounts shown in the Other column represent amounts in respect of benefit continuation.

(3)

Represents the value of shares under any RSU program in effect that would have been received by the executive (or his estate) if the applicable Measurement Period had ended on December 31, 2018 based on our TSR performance through, and the closing price as of, that date, and assuming that the TSR performance and the price remained the same at the end of the actual Measurement Period.

(4)

Assumes termination occurs within 12 months after a change of control. If termination occurs within six months prior to a change of control, Mr. Coradino would receive an amount in respect of base salary of $2,339,332.

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  COMPENSATION

Assuming Mr. McCadden’s employment was terminated under each of these circumstances on December 31, 2018 and/or there was a change of control of PREIT, and without taking into account any value assigned to Mr. McCadden’s covenant not to compete or separation agreement and release, such payments and benefits would have had an estimated value of:

				Value of Accelerated Equity and Performance Awards ($)
Robert F. McCadden	Base Salary ($)		Bonus ($)	Performance Based(2)	Time Based	Other(1) ($)	Total ($)
Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Not Associated With a Change of Control	984,000		914,722	0	375,753	13,599	2,288,074
Without Cause, Our Election Not to Renew Employment Agreement, or For Good Reason Associated With a Change of Control	1,030,000	(3)	914,722	0	375,753	13,599	2,334,074
Death	515,000		412,000	0	375,753	13,599	1,316,352
Disability	327,264		412,000	0	375,753	13,599	1,128,616
Change of Control (without regard to a termination of employment)	0		0	0	375,753	0	375,753

(1)	The amounts shown in the Other column represent amounts in respect of benefit continuation.

(2)

Represents the value of shares under any RSU program in effect that would have been received by Mr. McCadden (or his estate) if the applicable Measurement Period had ended on December 31, 2018 based on our TSR performance through, and the closing price as of, that date, and assuming that the TSR performance and the price remained the same at the end of the actual Measurement Period.

(3)

Assumes termination occurs within 12 months after a change of control. If termination occurs within six months prior to a change of control, Mr. McCadden would receive the base salary amount listed in the row “Without Cause or For Good Reason Not Associated With a Change of Control.”

Assuming Mario C. Ventresca Jr.’s employment was terminated under each of these circumstances on December 31, 2018 and/or there was a change of control of PREIT, and without taking into account any value assigned to Mr. Ventresca’s separation agreement and release, such payments and benefits would have had an estimated value of:

					Value of Accelerated Equity and Performance Awards ($)
Mario C. Ventresca, Jr.	Base Salary ($)		Bonus ($)		Performance Based(2)	Time Based	Other(1) ($)	Total ($)
Without Cause or For Good Reason Not Associated With a Change of Control	390,000		362,500		0	0	19,364	771,864
Without Cause or For Good Reason Associated With a Change of Control	780,000	(3)	725,000	(3)	0	160,748	19,364	1,685,112
Death	0		0		0	160,748	0	160,748
Disability	0		0		0	160,748	0	160,748
Change of Control (without regard to a termination of employment)	0		0		0	160,748	0	160,748

(1)	The amounts shown in the Other column represent amounts in respect of benefit continuation.

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  COMPENSATION

(2)

Represents the value of shares under any RSU program in effect that would have been received by Mr. Ventresca (or his estate) if the applicable Measurement Period had ended on December 31, 2018 based on our TSR performance through, and the closing price as of, that date, and assuming that the TSR performance and the price remained the same at the end of the actual Measurement Period.

(3)

This amount represents the amount that would be paid if Mr. Ventresca is terminated in connection with a change of control because (i) he is not offered a position with the successor company or is terminated without cause by such successor company within 12 months of the change of control, (ii) he declines an offered position that is more than 50 miles from his primary residence (and at least 20 miles further from such residence than his current principal office) at the time of or at any time within 12 months of the change of control, or (iii) he declines a position at the time of or at any time within 12 months of the change of control because the base salary of the position is less than his then-current base salary and/or the position does not include participation in a comparable bonus program.

Assuming Joseph J. Aristone’s employment was terminated under each of these circumstances on December 31, 2018 and/or there was a change of control of PREIT, and without taking into account any value assigned to Mr. Aristone’s separation agreement and release, such payments and benefits would have had an estimated value of:

					Value of Accelerated Equity and Performance Awards ($)
Joseph J. Aristone	Base Salary ($)		Bonus ($)		Performance Based(2)	Time Based	Other(1) ($)	Total ($)
Without Cause or For Good Reason Not Associated With a Change of Control	360,000		279,593		0	0	19,364	658,957
Without Cause or For Good Reason Associated With a Change of Control	720,000	(3)	559,186	(3)	0	142,453	19,364	1,441,003
Death	0		0		0	142,453	0	142,453
Disability	0		0		0	142,453	0	142,453
Change of Control (without regard to a termination of employment)	0		0		0	142,453	0	142,453

(1)	The amounts shown in the Other column represent amounts in respect of benefit continuation.

(2)

Represents the value of shares under any RSU program in effect that would have been received by Mr. Aristone (or his estate) if the applicable Measurement Period had ended on December 31, 2018 based on our TSR performance through, and the closing price as of, that date, and assuming that the TSR performance and the price remained the same at the end of the actual Measurement Period.

(3)

This amount represents the amount that would be paid if Mr. Aristone is terminated in connection with a change of control because (i) he is not offered a position with the successor company or is terminated without cause by such successor company within 12 months of the change of control, (ii) he declines an offered position that is more than 50 miles from his primary residence (and at least 20 miles further from such residence than his current principal office) at the time of or at any time within 12 months of the change of control, or (iii) he declines a position at the time of or at any time within 12 months of the change of control because the base salary of the position is less than his then-current base salary and/or the position does not include participation in a comparable bonus program.

48    2019 Proxy Statement

  COMPENSATION

Assuming Andrew M. Ioannou’s employment was terminated under each of these circumstances on December 31, 2018 and/or there was a change of control of PREIT, and without taking into account any value assigned to Mr. Ioannou’s separation agreement and release, such payments and benefits would have had an estimated value of:

					Value of Accelerated Equity and Performance Awards ($)
Andrew M. Ioannou	Base Salary ($)		Bonus ($)		Performance Based(2)	Time Based	Other(1) ($)	Total ($)
Without Cause or For Good Reason Not Associated With a Change of Control	248,462		268,828		0	0	14,151	531,441
Without Cause or For Good Reason Associated With a Change of Control	680,000	(3)	537,655	(3)	0	139,952	19,364	1,376,971
Death	0		0		0	139,952	0	139,952
Disability	0		0		0	139,952	0	139,952
Change of Control (without regard to a termination of employment)	0		0		0	139,952	0	139,952

(1)	The amounts shown in the Other column represent amounts in respect of benefit continuation.

(2)

Represents the value of shares under any RSU program in effect that would have been received by Mr. Ioannou (or his estate) if the applicable Measurement Period had ended on December 31, 2018 based on our TSR performance through, and the closing price as of, that date, and assuming that the TSR performance and the price remained the same at the end of the actual Measurement Period.

(3)

This amount represents the amount that would be paid if Mr. Ioannou is terminated in connection with a change of control because (i) he is not offered a position with the successor company or is terminated without cause by such successor company within 12 months of the change of control, (ii) he declines an offered position that is more than 50 miles from his primary residence (and at least 20 miles further from such residence than his current principal office) at the time of or at any time within 12 months of the change of control, or (iii) he declines a position at the time of or at any time within 12 months of the change of control because the base salary of the position is less than his then-current base salary and/or the position does not include participation in a comparable bonus program.

Equity Compensation Plans

The following table summarizes PREIT’s equity compensation plans as of December 31, 2018:

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans(1)(3)
Equity compensation plans approved by shareholders	10,000	(2)	$16.63	2,039,526
Equity compensation plans not approved by shareholders	0		0	0
Total	10,000	(2)	$16.63	2,039,526

(1)	Does not include shares reflected in the column entitled “Number of shares to be issued upon exercise of outstanding options, warrants and rights.”

(2)

Does not include restricted shares awarded under PREIT’s Second Amended and Restated 2003 Equity Incentive Plan and the 2018 Equity Incentive Plan that were outstanding and unvested at December 31, 2018.

(3)

Includes 1,718,352 shares available for awards under PREIT’s 2018 Equity Incentive Plan as of December 31, 2018, including shares that might become issuable pursuant to the Company’s RSU Programs, and 321,174 shares available for issuance under PREIT’s Employee Share Purchase Plan.

    2019 Proxy Statement    49

  COMPENSATION

Pay Ratio Disclosure

The Company and its Board of Trustees both believe that the Company’s compensation program must be consistent and equitable in order to motivate our employees to perform in a manner that maximizes shareholder value. Internal pay equity is important to us and we believe it is imperative to review the relationship between the pay our executive officers receive and the pay our non-managerial employees receive. In connection with this, we made and reviewed a comparison of the annual total compensation of our employees to that of the annual total compensation of our Chief Executive Officer, Joseph F. Coradino, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations of the SEC.

For 2018, our last completed fiscal year:

•	The median of the annual total compensation of all employees of our company (other than our Chief Executive Officer), was $71,951; and

•	The annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table presented elsewhere in this proxy statement, was $4,907,051.

Based on this information, for 2018 the ratio of the annual total compensation of Mr. Coradino, our Chief Executive Officer, to the median of the total compensation of all employees was 68.2 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with the applicable SEC disclosure rules.

Methodology

To identify the median of annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and material assumptions, adjustments and estimates that we used were as follows.

1.

We determined the annual total compensation of each employee of the Company that was active as of December 31, 2018, as would have been calculated if that employee appeared on the Summary Compensation Table.

2.	Because the Company had a total of 274 employees (excluding the Chief Executive Officer) the “median employee” was determined to be the 137th and 138th highest paid employees.

3.

The annual total compensation of the median employee used in the calculation above is the average of the annual total compensation of the 137th and 138th employees. That average was then used as the denominator, and the annual total compensation of our Chief Executive Officer, as reported on the Summary Compensation Table, was used as the numerator, to generate the ratio provided above.

50    2019 Proxy Statement

AUDIT

PROPOSAL THREE—Ratification of Selection of Independent Auditor

The Audit Committee of the Board of Trustees has selected KPMG LLP as PREIT’s independent auditor to perform the audit of our financial statements for 2019. KPMG is a registered independent public accounting firm and served as our independent auditor for the year ended December 31, 2018. A representative of KPMG is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will be given an opportunity to make a statement, if the representative so desires.

Although shareholder ratification of our selection of KPMG as our independent auditor is not required by our by-laws or otherwise, the Board of Trustees is submitting the selection of KPMG to our shareholders for ratification as a matter of good corporate practice. Despite ratification, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of PREIT. If KPMG is not ratified, the Audit Committee, in its discretion, may select as our independent auditor any registered public accounting firm that it determines would be in the best interest of PREIT.

Board Recommendation

The Audit Committee of our Board of Trustees recommends that shareholders vote FOR the ratification of PREIT’s selection of KPMG as PREIT’s independent auditor to perform the audit of our financial statements for 2019.

Audit Committee Report

PREIT’s Audit Committee is governed by an amended and restated charter that was originally approved and adopted by PREIT on April 14, 2004. PREIT’s Board of Trustees has determined that all of the members of the Audit Committee are financially literate and independent under New York Stock Exchange listing rules and independent under PREIT’s own independence guidelines. Each member of the Audit Committee also meets the SEC’s additional independence requirements for audit committee members. In addition, PREIT’s Board of Trustees has determined that John J. Roberts and George J. Alburger are both “audit committee financial experts,” as defined by SEC rules.

PREIT’s management has primary responsibility for PREIT’s financial statements. KPMG LLP, PREIT’s independent auditor for 2018, is responsible for expressing an opinion on the conformity of PREIT’s audited financial statements with generally accepted accounting principles. Before PREIT’s Annual Report on Form 10-K for the year ended December 31, 2018 was filed with the SEC, the Audit Committee reviewed and discussed with management and KPMG the audited financial statements of PREIT for the year ended December 31, 2018, which included the consolidated balance sheets of PREIT as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income, equity and cash flows for each of the three years in the period ended December 31, 2018, and the notes thereto. In connection with this review, the Audit Committee, among other things, made inquiries of PREIT’s internal auditor and KPMG with respect to the reliability and integrity of PREIT’s accounting policies and financial reporting practices, and reviewed with KPMG its views on the quality of PREIT’s implementation of accounting principles, disclosure practices and use of accounting estimates in preparing the financial statements.

The Audit Committee discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, which includes, among other items, matters related to the conduct of the audit of PREIT’s financial statements. The Audit Committee received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to PREIT’s Board of Trustees that PREIT’s audited financial statements be included in PREIT’s Annual Report on Form 10-K for the year ended December 31, 2018.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF TRUSTEES John J. Roberts, Chair George J. Alburger Mark E. Pasquerilla

    2019 Proxy Statement    51

  AUDIT

Pre-Approval Policies and Procedures

In accordance with the SEC’s auditor independence rules, the Audit Committee pre-approves all audit and permissible non-audit services to be provided to us by our independent auditor. The Audit Committee has delegated pre-approval authority between meetings of the Audit Committee to the Chair of the Audit Committee. The fees listed in the table below were properly pre-approved. The Audit Committee or its Chair considered the nature of the non-audit services provided by KPMG and determined that those services were compatible with the provision of independent audit services by KPMG.

Additional Information Regarding Our Independent Auditors

In addition to retaining KPMG to audit PREIT’s consolidated financial statements, PREIT may retain KPMG to provide other auditing and advisory services. PREIT understands the need for KPMG to maintain objectivity and independence in its audit of PREIT’s financial statements.

The aggregate fees billed for professional services by KPMG in 2018 and 2017 for these various services were:

Type of Fees	2018	2017
Audit Fees	$830,000	$1,235,000
Tax Fees	105,800	120,800

Total	$935,800	$1,355,800

In the table above, in accordance with the Securities and Exchange Commission’s definitions and rules, “audit fees” are fees PREIT paid KPMG for professional services for the audit of PREIT’s consolidated financial statements included in PREIT’s Form 10- K, review of financial statements included in PREIT’s Forms 10-Q, including transaction reviews, and for services that are normally provided by the accountant in connection with the review of other filings and consents and comfort letters; and “tax fees” are fees for tax compliance, tax preparation and other tax consultation related to transactions consummated by PREIT during 2018 and 2017.

52    2019 Proxy Statement

OTHER MATTERS

PROPOSAL FOUR—Other Matters

PREIT’s management knows of no matters other than those stated above to come before the meeting. However, if any other matters properly come before the meeting, the proxy being solicited in connection with this Proxy Statement confers discretionary authority with respect to those matters.

Principal Security Holders

The following table shows information concerning beneficial ownership of PREIT’s common shares by the only persons known by PREIT to be the beneficial owners of more than 5% of PREIT’s common shares of beneficial interest, primarily based on PREIT’s review of publicly available filings made with the Securities and Exchange Commission by such persons:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of Date of Applicable SEC Filing	Percent of Outstanding Shares as of April 1, 2019
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10022	11,192,732	14.5%

The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	8,689,612	11.2%

Vornado Realty L.P.(3) c/o Vornado Realty Trust 888 7th Avenue New York, NY 10019	6,250,000	8.1%

Zhengxu He(4) Inst. Of Math, AMSS, CAS, ZHONGGUANCUN Haidian District, Beijing 100080, PRC	5,252,013	6.8%

(1)

Based on a Schedule 13G/A filed with the SEC on January 29, 2019. As of December 31, 2018, BlackRock Inc. had sole voting power and sole dispositive power over the 11,192,732 shares reported. The shares are held in various BlackRock subsidiaries including BlackRock (Netherlands) B.V., BlackRock Financial Management, Inc. BlackRock Japan Co. Ltd., BlackRock Investment Management (Australia) Limited, BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management North Asia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Schweiz AG, BlackRock Fund Managers Ltd, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association and BlackRock International Limited. Of these subsidiaries, only BlackRock Fund Advisors individually owns 5% or more of the outstanding shares.

(2)

Based on a Schedule 13G/A filed with the SEC on February 11, 2019. As of December 31, 2018, the Vanguard Group, Inc. had sole voting power over 168,089 of the shares reported and sole dispositive power over 8,490,357 of the shares reported. Of these shares, Vanguard Fiduciary Trust Company held 96,905 shares, approximately 0.13% of the outstanding shares and had sole voting power with respect to these shares and Vanguard Investments Australia, Ltd. Held 173,534 shares, approximately 0.22% of the outstanding shares and had sole voting power with respect to these shares.

(3)	Based on a Schedule 13G filed with the SEC on March 20, 2019. As of March 12, 2019, Vornado Realty Trust had sole voting power and sole dispositive power over the 6,250,000 shares reported.

(4)	Based on a Schedule 13G/A filed with the SEC on February 8, 2019. As of December 31, 2018, Zhengxu He had shared voting power and shared dispositive power over the 5,252,013 shares reported.

    2019 Proxy Statement    53

  OTHER MATTERS

Related Party Transactions Policy

The PREIT related party transactions policy requires that related party transactions be reviewed and approved or ratified by a special committee comprised of independent trustees. The Special Committee currently consists of John J. Roberts, Chair, Michael J. DeMarco, and Leonard I. Korman. Any member of the Special Committee with an interest in a related party transaction will not vote on the approval or ratification of that transaction, but may participate, to the extent requested by the Chair of the Special Committee, in the Special Committee’s consideration of that transaction.

Related parties that are covered by the policy include any executive officer, trustee, nominee for trustee or 5% shareholder of PREIT, any immediate family member of those persons, any entity that is owned or controlled by any of the foregoing persons or any entity in which such a person is an executive officer or has a substantial ownership interest. “Related party transaction” means any transaction or series of similar transactions and any material amendment or modification to such a transaction:

•	involving an amount of at least $120,000 in which PREIT is a participant and in which a related party will have a direct or indirect material interest; and

•	that occurred subsequent to the adoption of the policy and has not previously been approved or ratified pursuant to the policy.

The related party transactions policy expressly excepts certain ordinary course transactions from the review, approval and ratification requirements of the policy.

The related party transactions policy requires executive officers and trustees of PREIT to notify PREIT’s General Counsel as soon as reasonably practicable of any potential related party transaction. PREIT’s General Counsel then determines whether the transaction requires compliance with the related party transactions policy. If the transaction is a related party transaction, full details of the transaction are submitted to the Special Committee. The Special Committee will then determine whether to ratify or approve the transaction. The Special Committee considers, among other things:

•	the terms of the transaction and whether the terms are fair to PREIT and are on the same basis as if the transaction did not involve a related party;

•	the reasons for PREIT to enter into the transaction;

•	whether the transaction would impair the independence of a non-employee trustee;

•	whether the transaction presents an improper conflict for any trustee or executive officer of PREIT; and

•	the materiality of the transaction.

Except as described below, no other transactions were reviewed, ratified or approved pursuant to PREIT’s related party transactions policy because each of the transactions was either entered into before PREIT adopted the policy or is not considered to be a related party transaction under the terms of the policy. The transactions described below were, to the extent deemed necessary and appropriate by the Board of Trustees, reviewed and approved by PREIT’s Board of Trustees, the Special Committee and/or, as appropriate, the independent or non-employee members of PREIT’s Board of Trustees.

PREIT leases its principal executive offices from Bellevue Associates, an entity in which Ronald Rubin, one of our former trustees, collectively with members of his immediate family and affiliated entities, owns approximately a 50% interest. Total rent expense under this lease was $1.3 million, $1.3 million, and $1.4 million for the years ended December 31, 2018, 2017, and 2016, respectively. This lease expires in October 2019.

In December 2018, we entered into a lease for new office space at One Commerce Square, which is located at 2005 Market Street, Philadelphia, Pennsylvania, with Brandywine Realty Trust. Our lead independent trustee is also a trustee of Brandywine Realty Trust.

We purchase healthcare benefits for our employees through Independence Blue Cross (“IBX”). Our lead independent trustee became chairman of the board of directors of IBX during 2018. We paid total insurance healthcare premiums of $2.7 million to IBX during 2018.

We utilize Conner Strong & Buckelew (“Conner Strong”) as our property and casualty insurance broker. In this capacity, Conner Strong places our liability, umbrella and property coverage, along with our non-owned aircraft, workers’ compensation and automobile coverage, and also provides claim reporting and issues certificates with respect to such insurance policies. In addition, Conner Strong has placed the bonds relating to our Fashion District

54    2019 Proxy Statement

  OTHER MATTERS

Philadelphia project. Our lead independent trustee serves as a consultant to Conner Strong and earns a standard retainer for his services. These consulting services pertain to general business matters and are unrelated to any business we do with Conner Strong.

Incorporation by Reference

The information contained in this Proxy Statement under the headings “Compensation Committee Report” and “Audit Committee Report” is not “soliciting material,” nor is it “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that PREIT specifically incorporates such information by reference in a filing.

Shareholders’ Proposals

Under SEC rules, certain shareholder proposals may be included in PREIT’s proxy statement. Any shareholder desiring to have such a proposal included in PREIT’s proxy statement for the annual meeting to be held in 2020 must deliver a proposal in full compliance with Rule 14a-8 under the Securities Exchange Act of 1934 to PREIT’s executive offices by December 21, 2019.

Where a shareholder submits a proposal outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, the shareholder must comply with the procedures set forth in our trust agreement. The written proposal must be received by our Secretary on or before March 1, 2020 but no earlier than January 31, 2020 (unless our annual meeting is not within 30 days of the anniversary of the prior annual meeting, and then not later than the tenth business day following the date on which notice of the meeting was mailed or disclosed to the public, whichever occurs first). The notice to our Secretary must contain or be accompanied by the information required by Section 11.J of our trust agreement and must include, among other things: (i) the name and address of the shareholder intending to bring the business before the meeting; (ii) a representation as to the class, series and number of shares that such shareholder owns of record or beneficially and the respective date or dates on which such shareholder acquired such ownership; (iii) a description of all proxies, agreements, arrangements or understandings between the proposing shareholder and any other person or entity (naming each such person or entity) pursuant to which such shareholder has any right to vote any shares; (iv) the general nature of the business which such shareholder seeks to bring before the meeting and the text of the resolution or resolutions which the shareholder proposes that the shareholders adopt; (v) any material interest in such business by such shareholder, including any anticipated benefit; and (vi) with respect to such shareholder or affiliate of such shareholder, whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including, without limitation, any put, short position, hedged position, borrowing or lending of shares, synthetic or temporary ownership technique, swap, securities loan, option, warrant, convertible security, stock appreciation right, or any other right or security with a value derived, in part or in whole, from the value of any class or series of shares, directly or indirectly owned by such shareholder or affiliate of such shareholder) has been made, the effect or intent of which is to (A) mitigate loss to, or manage the risk or benefit of share price changes for, or to increase or decrease the voting power of, such shareholder or any affiliate of such shareholder with respect to any shares, or (B) provide the shareholder or affiliate of such shareholder with an opportunity to receive directly or indirectly any gain from an increase or decrease in the value of the shares. In addition, the notice must be signed by a shareholder or shareholders entitled to vote at the meeting and holding, individually or collectively, at least two percent of the shares outstanding on the date of such notice. A copy of the full text of the relevant section of the trust agreement, which includes the complete list of the information that must be submitted to us before a shareholder may submit a proposal at the 2020 Annual Meeting, may be obtained upon written request directed to our Secretary at our principal executive office. A copy of our trust agreement is also posted on our website at www.preit.com.

By Order of the Board of Trustees

Lisa M. Most
Secretary

April 19, 2019

    2019 Proxy Statement    55

VOTE BY INTERNET - www.proxyvote.com
PENNSYLVANIA REAL ESTATE INVESTMENT TRUST THE BELLEVUE 200 S. BROAD STREET PHILADELPHIA, PA 19102

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Pennsylvania Real Estate Investment Trust in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E75653-P20577                             KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. _______________________________
The Board of Trustees recommends you vote FOR the following:
1. Election of Trustees		☐	☐	☐
Nominees:
01) George J. Alburger, Jr.	05) Leonard I. Korman
02) Joseph F. Coradino 03) Michael J. DeMarco 04) JoAnne A. Epps	06) Mark E. Pasquerilla 07) Charles P. Pizzi 08) John J. Roberts
The Board of Trustees recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2. ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION.							☐	☐	☐

3. RATIFICATION OF THE SELECTION OF OF KPMG LLP AS INDEPENDENT AUDITOR FOR 2019.							☐	☐	☐
NOTE: IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized ofﬁcer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

You are urged to sign and return this Proxy so that you may be sure that these shares will be voted.

If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card.

You may view the Annual Report and Proxy Statement on the Internet at www.preit.com

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E75654-P20577

Annual Meeting of Shareholders

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

May 30, 2019

This Proxy is solicited on behalf of the Board of Trustees

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. NO POSTAGE REQUIRED.

The undersigned, revoking all prior proxies, hereby appoints Joseph F. Coradino, Leonard I. Korman, and Charles P. Pizzi and each and any of them, as proxies of the undersigned, with full power of substitution, to vote and act with respect to all shares of beneficial interest of Pennsylvania Real Estate Investment Trust held of record by the undersigned at the close of business on April 1, 2019 at the Annual Meeting of Shareholders to be held on Thursday, May 30, 2019 and at any adjournment thereof.

THE SHARES REPRESENTED BY THIS PROXY, WHEN DULY EXECUTED, WILL BE VOTED AS INSTRUCTED ON THE REVERSE SIDE. IF INSTRUCTIONS ARE NOT GIVEN, THEY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, FOR THE ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION AND FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITOR FOR 2019.

Continued and to be signed on reverse side